     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996
                                                    REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                  DIGITAL COURIER  INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
     ALBERTA, CANADA                 7311                  NOT APPLICABLE
   (PROVINCE OR OTHER         (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
    INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)

                              8618 COMMERCE COURT
                   BURNABY, BRITISH COLUMBIA, CANADA V5A 4N6
                                (800) 909-7888
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                ALLAN J. KOZAK
                     PRESIDENT AND CHIEF OPERATING OFFICER
                              8618 COMMERCE COURT
                   BURNABY, BRITISH COLUMBIA, CANADA V5A 4N6
                                (800) 909-7888
   (NAME, ADDRESS (INCLUDING ZIP CODE) AND TELEPHONE NUMBER (INCLUDING AREA
                         CODE), OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
 GREGORY C. SMITH, ESQ.      PETER C. KALBFLEISCH       BARRY L. DASTIN, ESQ.
  BRETT D. WHITE, ESQ.     BLAKE, CASSELS & GRAYDON    KAYE, SCHOLER, FIERMAN,
  COOLEY GODWARD CASTRO          SUITE 1700,             HAYS & HANDLER, LLP
    HUDDLESON & TATUM      1030 WEST GEORGIA STREET  1999 AVENUE OF THE STARS
  FIVE PALO ALTO SQUARE  VANCOUVER, BRITISH COLUMBIA       SUITE 1600
   3000 EL CAMINO REAL          CANADA V6E 243           LOS ANGELES, CA
   PALO ALTO, CA 94306          (604) 631-3377              90067-6048
     (415) 843-5000                                       (310) 788-1000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                       PROPOSED MAXIMUM  PROPOSED MAXIMUM
  TITLE OF SECURITIES    AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING      AMOUNT OF
    TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)        PRICE(2)      REGISTRATION FEE(2)
- ----------------------------------------------------------------------------------------------
Common Shares..........    7,475,000       US$5.31        US$39,692,250         US$13,687
==============================================================================================

(1) Includes 975,000 Common Shares to be sold by the Selling Shareholders upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act. Based on the average of the high and low selling price of the Common Shares on The Alberta Stock Exchange on June 25, 1996, and as converted into US dollars based on the Noon Buying Rate (as hereinafter defined).

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

       ITEM NUMBER AND HEADING IN
    FORM F-1 REGISTRATION STATEMENT               LOCATION IN PROSPECTUS
    -------------------------------               ----------------------
 1.  Forepart of the Registration
       Statement and Outside Front Cover
       Page of Prospectus................. Outside Front Cover Page

 2.  Inside Front and Outside Back Cover
       Pages of Prospectus...............  Inside Front and Outside Back Cover
                                            Pages; Enforceability of Civil
                                            Liabilities; Additional Information

 3.  Summary Information, Risk Factors and
       Ratio of Earnings to Fixed
       Charges..........................   Prospectus Summary; Risk Factors;
                                             The Company

 4.  Use of Proceeds....................   Use of Proceeds

 5.  Determination of Offering Price....   Prospectus Summary; Underwriting

 6.  Dilution...........................   Dilution

 7.  Selling Security Holders...........   Principal and Selling Shareholders

 8.  Plan of Distribution...............   Outside Front and Inside Cover Page
                                             of Prospectus; Underwriting

 9.  Description of Securities to be
        Registered......................   Prospectus Summary; Dividend Policy;
                                             Capitalization; Description of
                                             Share Capital


10.  Interests of Named Experts and
       Counsel..........................   *


11.  Information with Respect to the
       Registrant.......................   Exchange Rate Information; Prospectus
                                             Summary; Risk Factors; The
                                             Company; Use of Proceeds; Dividend
                                             Policy; Capitalization; Dilution;
                                             Selected Consolidated Financial
                                             Data; Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Management; Certain Transactions;
                                             Principal and Selling Shareholders;
                                             Description of Share Capital;
                                             Certain Income Tax Considerations;
                                             Governmental Regulation;
                                             Underwriting; Financial Statements

12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities......................   *

- --------
* Not Applicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996

PROSPECTUS

                                6,500,000 SHARES

                                     [LOGO]

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                                 COMMON SHARES

                                  -----------

  Of the 6,500,000 Common Shares offered hereby, 4,500,000 are being sold by Digital Courier International Corporation ("Digital Courier" or the "Company") and 2,000,000 are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. The Company's Common Shares are listed on The Alberta Stock Exchange under the symbol "DIC." The Company intends to apply to have its Common Shares quoted on the Nasdaq National Market under the symbol "DCICF." On June 25, 1996, the reported closing price of the Common Shares on The Alberta Stock Exchange was Cdn$7.25, or approximately US$5.33 based on the Noon Buying Rate (as herein defined) on such date. See "Price Range and Trading Volume of Common Shares." The public offering price will be determined by negotiations among the Company, the Selling Shareholders and the Underwriters. See "Underwriting."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                    PROCEEDS TO
                                   PRICE   UNDERWRITING PROCEEDS TO   SELLING
                                 TO PUBLIC DISCOUNT(1)  COMPANY(2)  SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share.......................   US$        US$          US$         US$
Total(3)........................  US$        US$          US$         US$

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.
(2) Before deducting expenses of the offering estimated at US$650,000 payable by the Company.
(3) The Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 975,000 additional Common Shares for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders will be
    US$   , US$   , and US$   , respectively. See "Underwriting."

                                  -----------

  The Common Shares are offered by the Underwriters, when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment on or about       , 1996 at the office of Oppenheimer & Co.,
Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                                  -----------

OPPENHEIMER & CO., INC.
       HANIFEN, IMHOFF INC.
                       CIBC WOOD GUNDY SECURITIES CORP.
                                             RBC DOMINION SECURITIES CORPORATION

                  The date of this Prospectus is       , 1996.

  [Graphic representation of the North American continent with computer terminals representing various radio industry participants connected through the Company's network.]

  The Digital Courier network is North America's only currently operating two-way digital audio network service connecting radio stations, duplication companies, production studios and record companies. Through the Digital Courier network, these entities can send and receive radio advertisements, traffic instructions, short-form programming and music across North America in as little as one hour. Digital Courier is also developing additional services to provide advanced communication capabilities to advertising agencies, rep companies and radio station groups.


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR THE ALBERTA STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  THIS PROSPECTUS DOES NOT QUALIFY THE COMMON SHARES OF THE COMPANY OFFERED HEREBY FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA AND DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN CANADA. THE COMMON SHARES OF THE COMPANY OFFERED HEREBY ARE BEING OFFERED FOR SALE IN CERTAIN PROVINCES OF CANADA AND TO RESIDENTS THEREOF PURSUANT TO A SEPARATE PROSPECTUS FILED UNDER THE SECURITIES LAWS OF SUCH JURISDICTIONS.

  IT IS EXPECTED THAT DELIVERY OF THE COMMON SHARES OFFERED HEREBY WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT A DATE THAT MAY BE AFTER THE THIRD BUSINESS DAY FOLLOWING THE DATE OF THIS PROSPECTUS (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+3"). PURCHASERS OF COMMON SHARES OFFERED HEREBY SHOULD NOTE THAT THE ABILITY TO SETTLE SECONDARY MARKET TRADES OF THE COMMON SHARES OFFERED HEREBY ON THE NASDAQ NATIONAL MARKET WILL BE AFFECTED BY A SETTLEMENT PERIOD LONGER THAN T+3.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is a corporation incorporated under the laws of the province of Alberta, Canada. All of the directors, controlling persons and officers of the Company, and certain of the experts named herein, are residents of Canada, and all or a substantial portion of their assets and a substantial portion of the Company's assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the directors, controlling persons, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by Blake, Cassels & Graydon, its Canadian counsel, that there is doubt as to the enforceability in Canada against the Company or against any of its respective directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                           EXCHANGE RATE INFORMATION

  The Company publishes its financial statements in Canadian dollars. In this Prospectus, except where otherwise indicated, all dollar amounts are expressed in Canadian dollars. References to "Cdn$" or "$" are to Canadian dollars and references to "US$" are to United States dollars.

  The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

                                                                    SIX MONTH
                                                                   PERIOD ENDED
                                                                  MARCH 31, 1996
                                                                  --------------
   High..........................................................    $0.7527
   Low...........................................................     0.7235
   Average.......................................................     0.7339
   Period End....................................................     0.7334

  On June 25, 1996, the Noon Buying Rate was Cdn$1.00 equals US$0.7353.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form F-1 under the Securities Act with respect to the Common Shares offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center,

500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

  The Company intends to furnish to its shareholders annual reports containing financial statements prepared in accordance with Canadian GAAP audited by an independent public accounting firm with a reconciliation thereof to U.S. GAAP and will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited financial information.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the financial data appearing elsewhere in this Prospectus. Unless otherwise noted, all references to "Digital Courier" or the "Company" refer to the business, assets and technology acquired by the Company on November 15, 1995, and, for all periods thereafter, both Digital Courier International Corporation and its subsidiary, Digital Courier International Inc. ("DCI").

  Unless otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects the 1-for-3 reverse stock split which occurred in May 1996. Unless otherwise noted, financial data in this Prospectus are expressed in Canadian dollars and are presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). See Note 11 of Company's Consolidated Financial Statements for a description of the principal differences between Canadian GAAP and generally accepted accounting principles in the United States ("U.S. GAAP").

                                  THE COMPANY

  Digital Courier International Corporation ("Digital Courier" or the "Company") is a leading supplier of electronic distribution and communication services for the radio broadcast industry in Canada and the United States. Digital Courier's two-way network enables fast and reliable electronic distribution of CD quality audio, text and data to organizations that traditionally have relied upon tape and courier distribution services. Since its Canadian roll-out in April 1995, the Digital Courier network has succeeded in becoming the standard system for the electronic distribution of advertising and short-form programming throughout Canada, with over 260 radio stations connected to its network. In the United States, Digital Courier has gained rapid industry acceptance since the introduction of its network in August 1995, with more than 2,220 radio stations currently under contract and approximately 250 additional stations joining each month.

  The Digital Courier network is a two-way network in which digital or analog audio may be compressed and stored on customer computers and then sent to multiple end-user locations. The Company designed its network with an open, scalable architecture to facilitate the addition of new services. The Company's principal technology was initially developed by BC TELECOM Inc. ("BC TELECOM"), Canada's second largest telecommunications group. A number of the Company's management team were involved with the development of the technology prior to its acquisition by the Company in November 1995.

  Current radio industry business processes are inefficient and prone to error: distribution of spot advertising to individual radio stations is accomplished predominately through physical delivery, which is time consuming and labor intensive; and the current market for the buying and selling of radio advertising time is supported by a paper based, inefficient and time consuming method of transacting business. A majority of the work flow created by the various participants in the radio industry is conducted by phone, mail, fax and physical courier. The Company believes that its network is well positioned to
(i) streamline the flow of information in the radio broadcast industry by exploiting recent technological developments that have made digital communications, audio compression technologies and computing technology practical and affordable for the industry and (ii) take advantage of the recent enactment of the Telecommunications Act of 1996 (the "Telecommunications Act") in the United States which has led to consolidation of the radio broadcast groups into new larger organizations that are now faced with the challenge of reducing costs and improving the efficiencies of their operations. According to industry sources, there are approximately 10,000 radio stations in the United States and 500 radio stations in Canada. Digital Courier has targeted the top-rated 5,000 of these stations, as well as the largest suppliers of advertising and services to such stations, for the installation of its network.

  Digital Courier recognized the opportunities created by the convergence of compression technology, increased computing power and the emergence of nation-wide digital telephone services (ISDN), and as a result began deployment of the Company's two-way network. Distributors and programmers utilize the Digital Courier network to send radio advertisements, traffic instructions and short-form programming to radio stations participating in the network and thereby eliminate the necessity of using a physical courier as well as take advantage of the integrated confirmation, billing and other services afforded by the network. The Company's network can be configured to provide virtual private networks ("SubNets") for major distributors and content providers which eliminates their need to invest capital in a proprietary network or use networks owned by competing organizations. The Company intends to expand the value-added services available through its existing network by developing services for advertising agencies and rep companies (companies that represent individual radio stations to national advertisers) that streamline the process of buying/selling radio time and by facilitating the collection and distribution of ratings information. The Company and The Arbitron Company ("Arbitron") are currently evaluating opportunities to jointly develop and market such products. In addition, the Company believes its network will provide expanding radio station groups with a low-cost solution for centralizing management and operational functions.

  The Company's objective is to become the leading supplier of integrated communication services to the radio broadcast and advertising industries by complementing its existing distribution services with a comprehensive communications solution for distributors, radio station groups, advertising agencies, rep companies, program syndicators, media companies and media buyers. To achieve this objective, the Company has adopted the following strategies:
(i) continue the rapid expansion of its network to radio stations and other industry participants; (ii) maintain a scaleable/open architecture for its network to facilitate the addition of new services as they become available and to provide the maximum benefit to its customers; (iii) leverage its installed network through the development and provision of new value-added services; (iv) position its network as an out-sourcer of services that enhance the competitiveness of, rather than compete against, existing industry participants; and (v) develop strategic alliances/relationships which increase its ability to offer value-added services in a cost-effective manner.
                                  THE OFFERING

Common Shares offered by the Company...  4,500,000 shares
Common Shares offered by the Selling     2,000,000 shares(1)
 Shareholders..........................
Total Common Shares offered............  6,500,000 shares
Common Shares to be outstanding after    16,990,115 shares(2)
 this offering.........................
Estimated net proceeds to the Company..  US$21.7 million(3)
Use of proceeds by the Company.........  To repurchase outstanding Preferred
                                         Shares, repay existing equipment lease
                                         obligations, purchase additional
                                         computer and communication equipment,
                                         acquire software licenses, develop new
                                         products and services and provide for
                                         working capital and general corporate
                                         purposes. See "Use of Proceeds."
Proposed Nasdaq National Market          DCICF
 symbol................................
Alberta Stock Exchange symbol..........  DIC

- --------
(1) Excludes an additional 975,000 shares which will be sold by the Selling Shareholders in the event the Underwriters exercise their over-allotment option in full. See "Underwriting."
(2) Excludes 1,250,000 Common Shares issuable upon exercise of options outstanding at June 30, 1996. See "Stock Options."
(3) Assuming an offering price of $US5.33 per Common Share and after deducting the underwriting discount and estimated expenses of the offering payable by the Company.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

  The consolidated statement of operations and deficit data set forth below for the six-month period ended March 31, 1996 and the balance sheet data at March 31, 1996, have been derived from the Company's audited Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                 US$ EQUIVALENT
                                                     SIX MONTH     SIX MONTH
                                                    PERIOD ENDED  PERIOD ENDED
                                                     MARCH 31,     MARCH 31,
                                                      1996(1)       1996(2)
                                                    ------------ --------------
                                                          (IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
 DATA:
CANADIAN GAAP(3)
Revenue...........................................     $  508       US$  373
Cost of sales.....................................        648            476
Other expenses....................................      1,945          1,427
Other income......................................        124             91
                                                       ------       --------
Net loss..........................................      1,962          1,439
                                                       ======       ========
Net loss per share................................     $ 0.16       US$ 0.12
                                                       ======       ========
Weighted average number of shares outstanding(4)..     12,317         12,317
U.S. GAAP(3)
Net loss(5).......................................     $4,022       US$2,952
                                                       ======       ========
Net loss per share................................     $ 0.30       US$ 0.22
                                                       ======       ========
Weighted average number of shares outstanding(4)..     13,302         13,302
OTHER DATA:
Total stations under contract at end of period
 (US).............................................      1,529
Total stations under contract at end of period
 (Canada).........................................        257
Total deliveries (US)(6)..........................        950
Total deliveries (Canada)(6)......................     10,442

                                                            US$ EQUIVALENT
                                    MARCH 31, 1996(1)      MARCH 31, 1996(2)
                                  --------------------- -----------------------
                                  ACTUAL AS ADJUSTED(7)  ACTUAL  AS ADJUSTED(7)
                                  ------ -------------- -------- --------------
                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
CANADIAN GAAP(3)
Cash and cash equivalents........ $3,209    $30,416     US$2,353    US$22,363
Working capital..................    596     27,803          437       20,440
Total assets..................... 10,596     37,803        7,771       27,798
Shareholders' equity.............  5,303     32,260        3,889       23,717
U.S. GAAP(3)
Cash and cash equivalents........ $3,209    $30,416     US$2,353   US$ 22,363
Working capital..................    596     27,803          437       20,440
Total assets.....................  8,846     36,053        6,488       26,510
Shareholders' equity.............  3,553     32,760        2,605       24,071

- --------
(1) Gives effect, as of November 15, 1995, to (i) the purchase by the Company of certain assets and the assumption of certain liabilities of MPR Teltech Ltd., which constituted substantially all of the assets of the Company as of such date, and (ii) the acquisition of the Company by Kwikstar Communications Ltd., which was accounted for as a reverse takeover and a purchase. The Company had no material assets, liabilities or operating results prior to such date. See "The Company" and Notes 2 and 3 to the Company's Consolidated Financial Statements.

(2) Canadian dollar statement of operations and deficit amounts have been translated into U.S. dollars using the average exchange rate for the relevant period, and Canadian dollar balance sheet amounts have been translated using the relevant period-end rate, as set forth in "Exchange Rate Information." These translations are not necessarily representative of the amounts that would have been reported if the Company historically reported its financial statements in U.S. dollars. In addition, the exchange rates utilized are not necessarily indicative of the rates in effect at any other time.

(3) For a description of the principal differences between Canadian GAAP and U.S. GAAP, see Note 11 of the Company's Consolidated Financial Statements.

(4) See Notes 8 and 11(c) to the Company's Consolidated Financial Statements.

(5) Includes the loss determined under Canadian GAAP of $1,962, plus expenses relating to stock-based compensation of $2,409, less a reduction of amortization of intellectual property of $250. See Note 11 of the Company's Consolidated Financial Statements.

(6) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(7) As adjusted to give effect to the issuance and sale of 4,500,000 Common Shares offered by the Company hereby at an assumed public offering price of US$5.33 (being an assumed price of $7.25 per Common Share, based on the Noon Buying Rate on June 25, 1996), net of estimated underwriting discounts and commissions and estimated expenses and the application of the net proceeds from the offering to repurchase the outstanding Preferred Shares.

  The Company has applied for registration of the trademarks "Digital Courier International," "Digital Courier International & Design," "Capella," "Digital Record Rep," and "Audio Exchange" in Canada and the United States. This Prospectus also includes trademarks of companies other than the Company.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, as well as all of the other information set forth in this Prospectus, in evaluating an investment in the Common Shares offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Discussions containing such forward-looking statements may be found in the material set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, the risk factors set forth below and the matters set forth in the Prospectus generally.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; FUTURE OPERATING RESULTS
UNCERTAIN

  The Company has a very limited operating history with which to evaluate its business and future prospects. The Company began operations in November 1995, has been unprofitable since its inception and expects to continue to generate net losses over at least the next 18 months. As of March 31, 1996, the Company's accumulated deficit was approximately $2.0 million. Moreover, the Company is presently incurring substantial expenses associated with the expansion of its network to radio stations and other industry participants and with the expansion of its research and development related to the Company's proposed services. The Company cannot accurately forecast its future sales and operating results due to, among other things, its limited operating history. Accordingly, although the Company has recently experienced significant growth, such growth rates may not be sustainable and should not be used as an indication of future sales growth, if any, or of future operating results. In addition, the Company has not completed development of and does not intend to commercially introduce many of its significant services until the latter half of 1997. There can be no assurance that the Company's sales will grow or be sustained in future periods, that the Company will successfully develop and introduce its proposed services or that the Company will achieve or sustain profitability in any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's quarterly operating results may vary significantly depending on factors such as the volume of advertising in response to seasonal buying patterns, the timing of the introduction by the Company of new services and market acceptance or non-acceptance of such services, introduction of products and services by competitors, pricing of existing products and services and of future services by the Company and the Company's competitors, developments and changes in the radio and advertising industries, announcements by key industry participants, sales of the Company's technology products and revenue mix between the Company's services and such products, expansion of the Company's network into new radio stations and markets, loss of existing customers, the timing of research and development and other expenses, telecommunications transmission pricing changes, the timing of the Company's promotional efforts, currency fluctuations, general economic factors and other factors. In any period, the Company's revenues and expenses are subject to variation based on changes in the volume and mix of product sales, deliveries performed and other uses of its network during the period. Fluctuations in sales due to seasonality may become more pronounced if the growth rate of the Company's sales slows. The Company's expense levels are based, in part, on its expectations of future revenues, which are difficult to predict. The Company's expenses will increase significantly as the Company continues to expand its services into additional radio stations and to increase its research, development, marketing and other expenses, particularly with respect to the development and introduction of the Company's proposed services. In addition, the Company has historically operated with little or no backlog. The absence of backlog increases the difficulty of predicting sales and operating results. If sales levels for either the Company's existing products and services or proposed services are below expectations of the Company, market analysts or investors, or if the Company is unable to release its proposed services when anticipated, the Company's quarterly and annual operating results will be adversely affected, which would have a material adverse effect on the market price of the Company's Common Shares. In any event, the Company's operating results from time to time in future quarters may be below the expectations of market analysts and investors, which also could have a material adverse effect on the price of the Company's Common Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON INTRODUCTION OF NEW SERVICES

  The Company's future growth depends on its successful and timely introduction of new services to advertising agencies, rep houses and station groups and the adoption of such new services by the industry participants. The Company presently anticipates that it will not recognize any material revenue from its proposed radio station group and advertising agency services until the second half of 1997, and the recognition of revenue then and thereafter is subject to numerous risks and uncertainties, many of which are beyond the control of the Company. Commercialization of the Company's proposed radio station group and advertising agency services will require substantial development. There can be no assurance that the Company will successfully complete any such development on a timely basis, if at all, or that if such development is completed, the Company's planned introduction of these services will realize market acceptance or will meet the technical or other requirements of potential customers.

DEPENDENCE ON DISTRIBUTION SERVICES

  The Company's revenues to date have been derived principally from the sales of the Company's compression technology and hardware products incorporating this technology, and from utilization of the Company's network to deliver radio advertising spots from advertising agencies, production studios and duplicating companies to radio stations in Canada and, to a lesser extent, the United States. The Company presently anticipates that sales from these products and services will continue to account for a substantial portion of the Company's revenues for some time, and that revenues from the delivery of radio spots by the Company's customers will comprise an increasing portion of the Company's revenues at least through the first half of 1997. A decline in demand for, or average selling prices of, the Company's product sales or network distribution services, whether as a result of competition from new advertising media, new product introductions or price competition from competitors, a shift in purchases by customers away from the Company's products or services, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company is dependent upon its relationship with and continued support of the radio stations in which it has installed communications equipment. In this regard, the radio industry is currently experiencing significant consolidation as a result of the enactment of the Telecommunications Act in the United States, among other things. Any decrease in the number of radio stations and other industry participants utilizing the Company's products or services, a consolidation of such stations into single sites to be served by the Company, new management at such stations, technological change, competition or otherwise could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON EMERGING MARKETS; ARBITRON

  The market for the electronic delivery of digital audio transmissions by advertising agencies, production studios and duplicating companies to radio stations is relatively new and alternative technologies are rapidly evolving. The Company must overcome buyer inertia regarding the choice of audio delivery services. Therefore, it is difficult to predict the rate at which the market for the electronic delivery of digital audio transmissions will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations will be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's products and services will achieve commercial success. Although the Company intends to conform its products and services to meet existing and emerging standards or regulatory requirements in the market for the electronic delivery of digital audio transmissions, there can be no assurance that the Company will be able to do so in a timely fashion, or at all.

  The Company intends to provide additional communication services to advertising agencies and radio station groups utilizing its established network. The market for such services is unknown and the commercialization of such services will require additional research and development and will involve substantial investment of cash and Company resources. With respect to the Company's proposed radio station group services, realization of the potential efficiencies from these services will be dependent upon, among other things, consolidation of radio stations into larger radio station groups and a determination by these new radio station groups to utilize the Company's services. Radio station groups may elect to develop or purchase their networking needs directly rather than use the Company's services for monthly service fees. With respect to the Company's proposed advertising agency services, adoption of these services will require fundamental changes in the manner in which industry participants conduct their business. While the Company believes the existing industry participants will be motivated to reorganize their business to avail themselves of potential benefits arising from the Company's proposed advertising agency services, no assurance can be given as to the willingness or ability of these industry participants to do so. In this regard, the Company depends on the cooperation of various third parties that currently provide software to advertising agencies, rep companies and radio stations in the development of interfaces necessary to enable the transfer of information between all parties. The Company intends to provide communication services to advertising agencies and radio station groups for a monthly service fee. In doing so, the Company will be required to price its services at a level that is less than the cost that would be required by these entities to purchase and provide communications internally and at a level that is compatible with their profit structure. The Company anticipates that it will be required to achieve significant market share in order to provide these services on a profitable basis. There can be no assurance that the Company will be able to, among other things, develop systems and provide services that will be attractive to the intended customers in these markets, that such systems and services, if developed, can be implemented or will obtain market acceptance, that the Company will be able to enter into agreements and relationships with the key industry participants and their software vendors necessary to develop, provide and market such services in a timely manner, that the Company will be able to provide its services at a price that is competitive, or that the market and the industry will evolve in such a manner as to create demand for the Company's proposed services. The occurrence or non-occurrence, as the case may be, of any of these events could have a material adverse effect on the Company's business, financial condition and results of operations.

  The successful introduction and commercialization of the Company's proposed advertising agency and radio station group services is dependent upon the ability of the Company to establish and maintain relationships with key industry participants such as Arbitron. Arbitron is a leading research firm providing information services that measure and refine the local marketing strategies of the electronic media and of their advertisers and advertising agencies . While the Company and Arbitron have entered into substantive discussions to consider the development of a joint venture to provide new products and services in the radio industry, the Company and Arbitron have not executed a binding agreement covering the discussion. If the Company does not enter into such an agreement with Arbitron or otherwise fails to secure the cooperation of Arbitron, the Company may be forced to delay or significantly limit the scope of its proposed advertising agency and radio station group services, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The market sizes for the radio industry and the various products and services referenced in this Prospectus are difficult to ascertain or project with precision and, in any event, are subject to change due to a number of factors such as new product or service introductions, technological advances, changes in the industry and the participants in the industry, product and service pricing, competition and government regulation. There can be no assurance that the information for these markets will prove accurate, remain constant, or, in any event, that the Company's existing or proposed products, services and strategies will effectively address such markets and related opportunities.

DEPENDENCE ON TECHNOLOGICAL DEVELOPMENTS; LICENSING OF TECHNOLOGY

  The market for the distribution of digital audio communications is characterized by rapidly changing technology. The Company's ability to remain competitive and its future success will depend in significant part upon the technological quality of its products and services relative to those of its competitors and its ability both to develop new and enhanced products and services and to introduce such products and services at competitive prices and in a timely and cost-effective fashion. The Company's development efforts have been focused on the areas of its basic advertising spot and short-form programming distribution capability. The Company intends to significantly increase its research and development efforts with respect to its network communications capability, including its proposed radio station group and advertising agency services. The Company currently is evaluating "bar-coding" technology, which enables computer detection and verification of advertising air time. This technology is fundamental to the automation of the affidavit process and forms a necessary part of the Company's proposed advertising agency services. The Company is aware of potential difficulties related to the incorporation of this technology into the Company's services. If this technology does not prove to be effective, the Company will be required to develop the technology internally or license similar technology from another source, which could substantially delay the commercialization of the proposed advertising agency services and could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition to its own research and development personnel, the Company currently contracts with an independent vendor for a portion of its research and development needs. This vendor in turn provides technological expertise to the Company on an as-requested basis and not pursuant to a long-term contract and employs a number of the engineers and consultants necessary to meet the Company's requirements. The Company is dependent on this vendor for the timely development of the Company's proposed services, and, as a result, the Company may have substantially less control with respect to the development and the timing of release of its proposed services than if it performed these research and development functions internally. If the Company's vendor were unable or unwilling to meet the Company's needs, the Company would be required to obtain this development capability from another vendor or to hire and retain additional employees to conduct these research and development functions which, in either case, would result in a significant delay to the Company and a loss of such vendor's expertise and familiarity with the Company's business and technology.

  The Company intends to license certain technology from independent third parties related to its proposed advertising agency and radio station group services and is currently in discussions with certain potential licensors. In order to do so, the Company will be required to evaluate the software and other technology developed by, and to negotiate and secure licenses from, these parties. These parties may elect to license their technology to the Company's competitors in lieu of or in addition to the Company. If the Company were to successfully enter into these licensing arrangements, the Company would still be required to further develop, integrate and test such technology prior to the commercialization of the services incorporating it. No assurance can be given as to the ability of the Company to enter into these licensing arrangements on commercially reasonable terms, if at all, that the licensors will not license their technology to competitors, or that the technology can be effectively incorporated into the Company's services in a timely manner. If the Company were unable to license the technology on acceptable terms, the Company would be required to develop the technology internally, which could result in the delay of introduction of the Company's proposed services and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company, through its vendors or otherwise, will be able to develop the technologies and services proposed by the Company or required by the industry on a cost-effective and timely basis, and the inability of the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The Company currently provides communication services to the highly competitive market for the distribution of audio advertising spots and short-form programming to radio stations. The principal competitive factors affecting this market are ease of use, price, audio quality, and timeliness and accuracy of delivery. The Company's principal competitor in this market is Digital Generation Systems, which operates primarily in the United States and currently has a large established electronic network. Other competitors include overnight couriers, such as Federal Express, which traditionally have been the primary means for delivery of audio advertising spots and short-form programming to radio stations. The Company may also compete with satellite distribution providers such as Virtex.

  The Company also intends to compete in the market for providing electronic work flow applications for advertising agencies and rep companies and additional services to support inter-station communications between major radio station groups. To the extent that the Company is successful in entering new markets, it would expect to face competition from companies in related communications markets and/or package delivery markets which could offer products and services with functionality similar or superior to that offered by the Company's products and services. The Company may also compete with national data network providers that may sell their network services to the Company's existing and proposed customers. In addition, telecommunications providers and organizations such as AT&T, MCI, Microsoft and the Regional Bell Operating Companies could enter the market as competitors with materially lower electronic delivery transportation costs. Radio networks could also become competitors by selling and transmitting advertisements as a complement to their content programming.

  Many of the Company's current and potential competitors in the markets for audio transmissions have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company expects that an increasingly competitive environment will result in price reductions that could result in reduced profit margins and loss of market share, which would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the market for the distribution of audio transmissions has become increasingly concentrated in recent years as a result of acquisitions, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and services. The Company expects that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors. There can be no assurance that the Company will be able to compete successfully with new or existing competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, financial condition and results of operations.

NEED TO MAINTAIN AND IMPROVE SERVICE QUALITY

  The Company's business is dependent on the ability of its network to operate continuously and to effect transmissions between and among customers on a timely basis. Any failure to effect transmissions to broadcast stations within the time periods requested by customers, whether or not within the control of the Company, could result in an advertisement not being run and in the station losing advertising air-time which it could have otherwise sold. Although the Company disclaims any liability for lost air-time, radio stations could assert claims for lost air-time and dissatisfied advertisers could refuse to make further deliveries through the Company's network in the event of lost or late transmissions, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure of the Company to provide its proposed services to advertising agencies or radio station groups in a consistent and reliable manner could cause such customers to decrease usage of the network or to discontinue participation in the network completely, which also could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains redundant computer equipment in the event of malfunctions that may occur, all of the Company's computer equipment is currently located in its network control center at its corporate headquarters. Although the Company maintains insurance against business interruption, there can be no assurance that such insurance will be adequate to protect the Company from significant loss in these circumstances or that a major catastrophe (such as an earthquake or other natural disaster) would not result in a prolonged interruption of the Company's business. In addition, the Company's ability to make deliveries to radio stations within the time periods requested by customers depends on a number of factors, some of which are outside of its control, including equipment failure, interruption in services by telecommunications service providers, and the Company's inability to maintain its installed base of communication servers that comprise its communications network. The failure to effect transmissions on a timely basis for whatever reason may cause advertisers to refuse to make further distributions through the Company's network which would have a material adverse effect on the Company's business, financial condition and results of operations.

ABILITY TO MANAGE GROWTH

  The Company has recently experienced a period of rapid growth that has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on the Company's management, operating and financial systems and resources. To accommodate this recent growth and to compete effectively and manage future growth, if any, the Company will be required to continue to implement and improve its operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. In this regard, the Company is particularly dependent upon retaining the services of Lynn Patterson, the Company's Chairman and Chief Executive Officer, and Allan Kozak, the Company's President and Chief Operating Officer. The competition for qualified personnel is intense and the loss of any of such persons, as well as the failure to recruit additional key personnel in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain key man life insurance on the lives of any of its key personnel. There can be no assurance that the Company will be able to attract and retain qualified management, sales and technical personnel necessary for the development of its business, and the inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CERTAIN SUPPLIERS

  The Company relies on a single supplier for the manufacture, integration, support and maintenance of its communications systems. In addition, the Company relies on a single supplier for the manufacture of its hardware products. These suppliers are only obligated to perform in accordance with the terms of its arrangement upon the delivery by the Company of a noncancellable purchase order. No assurance can be given as to the continued willingness or ability of these suppliers to perform in accordance with the terms of the arrangements. Any reduction or interruption in the supply of products and services to the Company by either supplier would delay sales of such products or the deployment of personal computers to radio stations and delay maintenance and support to the Company's communications systems source. Qualifying an alternate supplier could take a significant period of time and may further reduce or interrupt service or sales and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also contracts with an independent vendor to sign radio stations to its network in the United States. If such vendor were to cease to perform under its contract, the Company would be required to contract with another such vendor or to retain additional sales and marketing personnel to perform such services, which action would delay and decrease the rate of growth of the Company's network, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company currently obtains its long distance telephone transmission services through BC TEL, MCI and AT&T, although it has no long-term contracts for long distance telephone access with such entities. Any material interruption or cost increase in the supply of either local access or long distance carrier service could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS OF
INFRINGEMENT

  The Company considers its products, technology, trademarks, copyrights, advertising, and promotion design and artwork to be of value and important to its business. The Company relies on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect its proprietary rights. Because the Company's business is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new computer hardware, software and telecommunications developments, frequent hardware and software enhancements, name recognition, and reliable customer service and support may be more important to establishing and maintaining a leadership position than the various legal protections of its technology. The Company does not have any patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information, and such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to those of the Company. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States and Canada. There can be no assurance that the Company will not receive future claims from third parties asserting that the Company's products, technology, trademarks, copyrights, advertising and promotion design and artwork infringe, or may infringe, the proprietary rights of third parties. No assurance can be given that any necessary licenses can be obtained or that, if obtainable, such licenses can be obtained on commercially reasonable terms. Any such claims, with or without merit, could be time-consuming, require the Company to enter into royalty arrangements or result in costly litigation and diversion of management personnel, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

BROAD DISCRETION AS TO USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the Common Shares offered by the Company hereby to repurchase outstanding Preferred Shares, repay existing equipment lease obligations, purchase additional computer and communication equipment, acquire software licenses, develop new products and services and provide for working capital and general corporate purposes. The Company, however, has not specified particular capital expenditure projects. In addition, the Company from time to time evaluates the acquisition of complementary businesses, products or technology. While the Company presently has no understandings, commitments or agreements with respect to such transactions, the Company may use a portion of the net proceeds to acquire such businesses, products or technologies. The Company's management will therefore have broad discretion with respect to the use of the proceeds of this offering, and there can be no assurance that the Company will be able to consummate acquisitions and identify and arrange projects that meet the Company's requirements. See "Use of Proceeds."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company intends to continue making significant capital expenditures in order to expand its network, and the Company anticipates incurring significant and increasing expenses in connection with the development and commercialization of its proposed services. Based upon current plans and assumptions, the Company anticipates that the net proceeds of this offering, together with its existing capital, cash from operations and projected revenues, will be adequate to satisfy its capital requirements at least through the next 18 months. Thereafter, the Company may require additional funds. No assurance can be given as to the ability to raise additional funds on favorable terms, if at all. If such funds are not available, the Company could be required to reduce its research and development or sales and marketing plans, which could have a material adverse effect on the Company's business, financial condition and results of operations. In any event, the issuance of additional securities necessary to raise such capital could result in substantial dilution to investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CURRENCY FLUCTUATIONS

  The Company anticipates that an increasing portion of its revenue may be denominated in U.S. dollars or currencies other than Canadian dollars (the currency in which the Company's financial statements are stated).

The Company historically has recorded a majority of its expenses in Canadian dollars. The Company does not engage in currency hedging activities to limit the risks of exchange rate fluctuations. As a result, changes in the relative value of the Canadian dollar to the U.S. dollar and other foreign currencies will affect the Company's revenues and operating margins. The impact of future exchange rate fluctuations between the Canadian dollar and the U.S. dollar or other foreign currencies on revenues and operating margins cannot be accurately predicted and could have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF STOCK OWNERSHIP; POTENTIAL ISSUANCE OF PREFERRED SHARES; ANTI-TAKEOVER PROVISIONS

  Upon completion of this offering, the two largest shareholders of the Company and the present executive officers and directors of the Company collectively will beneficially own approximately 43.4% of the Common Shares. As a result, these shareholders will be able to control or significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders." In addition, the Company's Board of Directors has the authority to issue an unlimited number of Common Shares and Preferred Shares and to determine the price, rights, preferences, privileges and restrictions of such Preferred Shares, including voting rights, without any further vote or action by the Company's shareholders. Although the Company has no current plans to issue any additional Preferred Shares, the rights of the holders of Common Shares would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Shares that may be issued in the future. The issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Articles of Incorporation and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Company.

POSSIBLE VOLATILITY OF SHARE PRICE

  The Common Shares are currently traded only on The Alberta Stock Exchange. The volume of shares traded on this exchange is small and the trading history is limited. See "Price Range and Trading Volume of Common Shares." Prior to this offering, there has been no public market in the U.S. for the Company's Common Shares, and there can be no assurance that an active trading market will develop in the U.S. or be sustained after this offering in the U.S. or Canada. The public offering price of the Common Shares offered hereby will be determined through negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of future market prices. The trading prices of the Company's Common Shares may be subject to wide fluctuations in response to a number of factors, including variations in operating results, changes in earnings estimates by the Company or industry analysis, announcements of events such as litigation or acquisitions, announcements of technological innovations or new products or services by the Company or its competitors, as well as general economic, political and market conditions. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Shares. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE RESALE

  Sales of a substantial number of Common Shares into the public market (whether on The Alberta Stock Exchange or on the Nasdaq National Market) following this offering could adversely affect the market price of the Common Shares. Upon completion of this offering, 16,990,115 Common Shares will be outstanding, including the shares issued by the Company in connection with this offering. Of the 12,490,115 Common Shares outstanding prior to the issuance of the shares in this offering, 2,000,000 Common Shares are being offered in this offering by the Selling Shareholders and, approximately 9,200,127 Common Shares are subject to lock-up agreements under which the holders have agreed not to sell such Common Shares for a period of 180 days following the date hereof. Oppenheimer & Co., Inc. may release such Common Shares from the lock-up agreements in its sole discretion at any time and without public announcement. Of the remaining shares, 793,055 Common Shares are freely tradeable in the U.S. and in certain provinces of Canada and 48,061 Common Shares have been distributed to certain employees of the Company pursuant to the Amended Performance Incentive Plan. The Common Shares distributed to employees may be subject to resale restrictions depending upon the province in which such employee resides. Pursuant to the Company's Amended Performance Incentive Plan, 115,539 Common Shares are held in trust for the benefit of certain employees and are subject to repurchase by the Company, of which 10,225 Common Shares will be distributed thereafter to such employees from the trust each quarter until March 1, 1999 and 3,706 of such Common Shares will be distributed to such employees each quarter until November 1, 1999, subject to employees continuing their employment with the Company. Such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, as they are distributed, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions which may be applicable under Canadian law depending upon the province in which such employee resides and, in the case of affiliates of the Company selling into the U.S. market, to the volume restrictions of Rule 144 under the Securities Act. In addition, 333,333 Common Shares are held in escrow by Montreal Trust Company of Canada ("Montreal Trust") pursuant to an Escrow Agreement among the Company, Montreal Trust and certain shareholders dated October 31, 1994 (the "Escrow I Agreement"). One-third of the Common Shares held in escrow pursuant to the Escrow I Agreement shall be released on April 4, 1997 with the consent of the Chief of Securities Administration for the Alberta Securities Commission Agency (the "Alberta Securities Commission"), who will also then determine if one-third of the original shares shall be released on each of April 4, 1998 and April 4, 1999. Once released, such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions under Canadian law which may apply where such Common Shares were acquired pursuant to a prospectus exemption and, in the case of affiliates of the Company selling into the U.S., to the volume restrictions of Rule 144 under the Securities Act.

  Upon expiration of the lock-up period (or earlier with such consent), 5,184,685 Common Shares subject to the lock-up will also be available for sale The Alberta Stock Exchange or sale into the U.S. public market, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions under Canadian law which may apply where such Common Shares were acquired pursuant to a prospectus exemption and, in the case of affiliates of the Company selling into the U.S. market, to the volume restrictions of Rule 144 under the Securities Act. In addition, 555,556 Common Shares will be still held in escrow pursuant to the Escrow I Agreement. Also 3,034,886 Common Shares subject to the lock-up will be held in escrow by Montreal Trust pursuant to the combined Automatic and Performance Escrow Agreement between the Company, Montreal Trust, MPR Teltech Ltd. ("MPR") and 945 Investments Ltd. ("945") (the "Escrow II Agreement"). Pursuant to the Escrow II Agreement, one-third of the Common Shares held in escrow by Montreal Trust will be released from escrow on each of March 5, 1997, March 5, 1998 and March 5, 1999 unless sooner released upon the attainment of certain performance goals by the Company and the consent of the Alberta Securities Commission. 203,647 Common Shares subject to lock-up agreements and distributed to certain employees of the Company pursuant to the Amended Performance Incentive Plan may be subject to resale restrictions depending upon the province in which such employee resides. Finally, 221,353 Common Shares subject to the lock-up will be held in trust for the benefit of certain employees pursuant to the Company's Amended Performance Incentive Plan and be subject to repurchase by the Company, of which 26,563 Common Shares will be distributed to such employees from the trust each quarter until March 1, 1999, subject to employees continuing their employment with the Company. Such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, as they are distributed, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions which may be applicable under Canadian law depending upon the province in which such employee resides and, in the case of affiliates of the Company selling into the U.S. market, to volume restrictions of Rule 144 under the Securities Act. There are no volume restrictions similar to those of Rule 144 with respect to sale of the shares by affiliates or otherwise on The Alberta Stock Exchange, and the market prices of the Common Shares in the U.S. can be expected to be directly influenced by the trading price of the Common Shares on The Alberta Stock Exchange. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION

  Assuming a public offering price of US$5.33 per Common Share, investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding options to purchase the Company's Common Shares are exercised, there will be further dilution. See "Dilution."

                                  THE COMPANY

  Kwikstar Communications Ltd. ("Kwikstar") was incorporated in November 1993 under the laws of the Province of Alberta, Canada as 589392 Alberta Ltd., and changed its name to Kwikstar Communications Ltd. in September 1994. Kwikstar was formed for the purpose of identifying and evaluating properties or businesses with a view towards acquisition or participation. Kwikstar's Common Shares were listed and began trading on The Alberta Stock Exchange on February 7, 1995. Digital Courier International Inc. ("DCI") was incorporated in November 1994 as a Canadian corporation and began separate operations on November 15, 1995 when it purchased certain business assets and assumed certain liabilities from MPR Teltech Ltd. ("MPR"). Prior to November 15, 1995, DCI had no separate material assets or operating results. MPR is a wholly-owned subsidiary of BC TELECOM, Canada's second largest telecommunications group. On November 15, 1995, Kwikstar agreed to acquire DCI by issuing an aggregate of 10,646,515 Common Shares and 2,000,000 Preferred Shares (after giving effect to a 1-for-3 reverse split of its Common Shares) to the shareholders of DCI in exchange for all of the outstanding shares of DCI. On May 2, 1996, Kwikstar changed its name to Digital Courier International Corporation ("DCC"). Kwikstar had no material operating results prior to November 15, 1995 and only limited assets. The acquisition of DCI by the Company was accounted for as a reverse takeover and a purchase. See "Certain Transactions" and Notes 2 and 3 to the Company's Consolidated Financial Statements.

  Except as otherwise noted herein, all references to "Digital Courier" or the "Company" refer to the business, assets and technology of MPR which were acquired by the Company on November 15, 1995, and, for all periods thereafter, both DCC (formerly Kwikstar), and DCI, its wholly-owned subsidiary. The Company's principal executive offices are located at 8618 Commerce Court, Burnaby, British Columbia, Canada V5A 4N6, and its telephone number is (800) 909-7888. The Company's registered office is 1800, 800 -- 5th Avenue S.W., Calgary, Alberta, Canada T2P 3T6.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,500,000 Common Shares offered by the Company hereby are estimated to be US$21.7 million, based on an assumed offering price of US$5.33 per share, after deduction of the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Shareholders.

  The Company intends to use the net proceeds from the sale of the Common Shares offered by the Company hereby to repurchase all currently outstanding Preferred Shares for approximately US$1.7 million, to repay existing equipment lease obligations of approximately US$5.1 million, to purchase additional computer and communication equipment, to acquire software licenses, to develop new products and services, and to provide for working capital and general corporate purposes. The Company, however, has not specified particular capital expenditure projects. In addition, the Company from time to time evaluates the acquisition of complementary businesses, products or technology. While the Company presently has no understandings, commitments or agreements with respect to such transactions, the Company may use a portion of the net proceeds to acquire such businesses, products or technologies.

  The Company believes that its available cash and cash equivalents, together with the net proceeds of this offering will be sufficient to meet its capital requirements at least through the next 18 months. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities.

  CIBC Wood Gundy Capital (SFC) Inc. ("CIBC Wood Gundy Capital"), which is an affiliate of CIBC Wood Gundy Securities Inc. ("CIBC Wood Gundy Securities"), one of the Underwriters, currently holds 4,000,000 Common Shares and as a Selling Shareholder is selling 800,000 Common Shares offered pursuant to this Prospectus (or 1,190,000 Common Shares if the Underwriters' over-allotment option is exercised in full). CIBC Wood Gundy Capital and CIBC Wood Gundy Securities are affiliated by virtue of being controlled by the same Canadian chartered bank. Accordingly, the Company is a related issuer to CIBC Wood Gundy Securities under applicable Canadian securities laws. Other than CIBC Wood Gundy Securities' share of the underwriting commissions payable by the Company, neither CIBC Wood Gundy Capital nor CIBC Wood Gundy Securities will receive any portion of the proceeds from the sale of the Common Shares by the Company. See "Principal and Selling Shareholders" and "Underwriting."

                PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

  Kwikstar's Common Shares began trading on The Alberta Stock Exchange under the symbol "KCL" effective February 7, 1995 and began trading under the symbol "DIC" effective May 2, 1996. The following table sets forth the trading volume and range of the high and low sale prices for the Company's Common Shares for the periods indicated from February 7, 1995 to June 25, 1996, as reported by The Alberta Stock Exchange. Kwikstar agreed to acquire all of the issued and outstanding shares of DCI on November 15, 1995.

  Therefore, prices for the Company's Common Shares prior to that time reflect the business of Kwikstar only. All prices and trading volumes have been adjusted to give effect to the 1-for-3 reverse stock split which was effected on May 2, 1996.

                                                           HIGH    LOW  VOLUME
                                                          ------- ----- -------
CALENDAR 1995:
 First Quarter (beginning Feb. 7, 1995).................. $  1.08 $0.45 185,525
 Second Quarter..........................................    0.69  0.42  78,358
 Third Quarter...........................................    0.45  1.86 186,334
 Fourth Quarter..........................................    7.50  1.50 609,774
CALENDAR 1996:
 First Quarter........................................... $  7.50 $5.10 148,161
 April...................................................    9.60  6.30  89,917
 May.....................................................    8.85  6.95  58,244
 June 1 through June 25, 1996............................    8.00  7.05  37,000

  On June 25, 1996, the closing sale price of the Company's Common Shares on The Alberta Stock Exchange was $7.25 per share or US$5.33 based on the Noon Buying Rate on such date.

  As of June 15, 1996, there were no shareholders of record of the Company having addresses in the United States.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its or any of its share capital. The Company currently intends to reinvest its earnings, if any, to finance the growth of its business, and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors of the Company and will depend upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company, in accordance with U.S. GAAP, as of March 31, 1996 (i) on an actual basis, and (ii) as adjusted to reflect the sale by the Company of the 4,500,000 Common Shares offered hereby at an assumed price of US$5.33 and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This information should be read in conjunction with the Company's audited Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                              US$ EQUIVALENT
                                          MARCH 31, 1996    MARCH 31, 1996(1)
                                        ------------------ --------------------
                                        ACTUAL AS ADJUSTED  ACTUAL  AS ADJUSTED
                                        ------ ----------- -------- -----------
                                                    (IN THOUSANDS)
Long-term debt:
 Capital lease obligations............. $   --   $    --   US$   --  US$    --
 Preferred Shares, Series 1, without
  par value: unlimited number
  authorized; 2,000,000 issued and
  outstanding; none issued and
  outstanding as adjusted..............  2,000        --      1,467         --
Shareholders' equity:
 Preferred Shares, without par value:
  unlimited number authorized; Series
  1, set forth above...................     --        --         --         --
 Common Shares, without par value:
  unlimited number authorized;
  12,395,960 issued and outstanding;
  16,845,960 issued and outstanding as
   adjusted (2)........................  9,575    39,032      7,022     28,678
 Deficit...............................  6,022     6,272      4,417      4,607
                                        ------   -------   --------  ---------
 Total shareholders' equity............  3,553    32,760      2,605     24,071
                                        ------   -------   --------  ---------
  Total capitalization................. $5,553   $32,760   US$4,072  US$24,071
                                        ======   =======   ========  =========

- --------
(1) Canadian dollar amounts have been translated into U.S. dollars using the relevant period-end rate, as set forth in "Exchange Rate Information." These translations are not necessarily representative of the amounts that would have been reported if the Company historically reported its financial statements in U.S. Dollars. In addition, the exchange rates utilized are not necessarily indicative of the rates in effect at any other time.
(2) Excludes 1,405,555 Common Shares issuable upon exercise of options outstanding at March 31, 1996. See Note 8 of the Company's Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company, in accordance with U.S. GAAP, as of March 31, 1996 was $3.6 million or $0.29 per Common Share. Net tangible book value per share represents the amount of the Company's net tangible assets less total liabilities divided by the number of Common Shares outstanding. Net tangible assets exclude deferred development costs, acquired software products and goodwill, which for purposes of this calculation are considered to be intangible assets. After giving effect to (1) the sale by the Company of 4,500,000 Common Shares offered hereby at an assumed price of US$5.33 per Common Share ($7.25 per Common Share, based on the Noon Buying Rate on June 25, 1996), and (2) after deducting the underwriting discount and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $33.0 million, or approximately $1.96 per Common Share. This represents an immediate increase in pro forma net tangible book value of $1.67 per Common Share to existing shareholders and an immediate dilution of $5.29 per Common Share (US$3.89 per share based on the Noon Buying Rate on June 25, 1996) to new investors. The following table illustrates this per share dilution:

   Assumed offering price per Common Share.........................      $7.25
   Net tangible book value per Common Share at March 31, 1996...... 0.29
   Increase per Common Share attributable to new investors......... 1.67
   Pro forma net tangible book value per Common Share after this
    offering.......................................................       1.96
                                                                         -----
   Dilution per Common Share to new investors......................      $5.29
                                                                         =====

  The following table summarizes, on a pro forma basis as of March 31, 1996, the difference between the number of Common Shares purchased from the Company, the total consideration paid, and the average price per share paid by existing shareholders and by the new investors, purchasing the Common Shares offered hereby.

                                                   TOTAL
                          SHARES PURCHASED     CONSIDERATION
                         ------------------ ------------------- AVERAGE PRICE
                           NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                         ---------- ------- ----------- ------- -------------
Existing shareholders... 12,345,960   73.3% $ 7,265,080   18.2%     $0.59
New investors...........  4,500,000   26.7   32,625,000   81.8%      7.25
                         ----------  -----  -----------  -----
Total................... 16,845,960  100.0% $39,890,080  100.0%

  As of March 31, 1996, there were options outstanding to purchase a total of 1,405,555 Common Shares at a weighted average exercise price of $2.37 per share, which are not included in the above computation. To the extent that any of these options are exercised, there will be further dilution to the new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data set forth below for the six-month period ended March 31, 1996 and the balance sheet at March 31, 1996, have been derived from the Company's audited Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. Historical results are not necessarily indicative of the results of operations which may be expected in the future and operating results for the six month period ended March 31, 1996 are not indicative of the results that may be expected for the entire year. See "Exchange Rate Information" for historical exchange rate information.

                                                                 US$ EQUIVALENT
                                                     SIX MONTH     SIX MONTH
                                                    PERIOD ENDED  PERIOD ENDED
                                                     MARCH 31,     MARCH 31,
                                                      1996(1)       1996(2)
                                                    ------------ --------------
                                                       (IN THOUSANDS, EXCEPT
                                                          PER SHARE DATA)
   CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   CANADIAN GAAP(3)
   Revenue........................................    $   508      US$   373
   Cost of sales..................................        648            476
                                                      -------      ---------
   Gross margin...................................       (140)          (103)
   Other expenses:
     Sales and marketing..........................        503            369
     Research and development.....................        505            371
     General and administration...................        631            463
     Depreciation and amortization................        306            224
                                                      -------      ---------
      Total.......................................      1,945          1,427
   Other income...................................        124             91
                                                      -------      ---------
   Net loss.......................................    $ 1,962      US $1,439
                                                      =======      =========
   Net loss per share.............................    $  0.16      US$  0.12
                                                      =======      =========
   Weighted average number of shares
    outstanding(4)................................     12,317         12,317
   U.S. GAAP(3)
   Net loss(5)....................................    $ 4,022      US$ 2,952
                                                      =======      =========
   Net loss per share.............................    $  0.30      US$  0.22
                                                      =======      =========
   Weighted average number of shares outstanding..     13,302         13,302

                                                                US$ EQUIVALENT
                                             MARCH 31, 1996(1) MARCH 31, 1996(2)
                                             ----------------- -----------------
                                                       (IN THOUSANDS)
   BALANCE SHEET DATA:
   CANADIAN GAAP(3)
   Cash and cash equivalents................      $ 3,209          US$2,353
   Working capital..........................          596               437
   Total assets.............................       10,596             7,771
   Shareholders' equity.....................        5,303             3,889
   U.S. GAAP(3)
   Cash and cash equivalents................      $ 3,209          US$2,353
   Working capital..........................          596               437
   Total assets.............................        8,846             6,488
   Shareholders' equity.....................        3,553             2,605

- --------
(1) Gives effect, as of November 15, 1995, to (i) the purchase by the Company of certain assets and the assumption of certain liabilities of MPR, which constituted substantially all of the assets of the Company as of such date, and (ii) the acquisition of the Company by Kwikstar, which was accounted for as a reverse takeover and a purchase. The Company had no material assets, liabilities or operating results prior to such date. See "The Company" and the Notes 2 and 3 to the Company's Consolidated Financial Statements.

(2) Canadian dollar statement of loss and deficit amounts have been translated into U.S. dollars using the average exchange rate for the relevant period, and Canadian dollar balance sheet amounts have been translated using the relevant period-end rate, as set forth in "Exchange Rate Information." These translations are not necessarily representative of the amounts that would have been reported if the Company historically reported its financial statements in U.S. dollars. In addition, the exchange rates utilized are not necessarily indicative of the rates in effect at any other time.

(3) For a description of the principal differences between Canadian GAAP and U.S. GAAP, see Note 11 of the Company's Consolidated Financial Statements.

(4) See Notes 8 and 11(c) to the Company's Consolidated Financial Statements.

(5) Includes the loss determined under Canadian GAAP of $1,962, plus expenses relating to stock based compensation of $2,409, less a reduction of amortization of intellectual property of $250.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Digital Courier International Corporation ("Digital Courier" or the "Company") is a leading supplier of electronic distribution and communication services for the radio broadcast industry in Canada and the United States. Digital Courier's two-way network enables fast and reliable electronic distribution of CD quality audio, text and data to organizations that traditionally have relied upon tape and courier distribution services. Since its Canadian roll-out in April 1995, the Digital Courier network has succeeded in becoming the standard system for the electronic distribution of advertising and short-form programming throughout Canada, with over 260 radio stations connected to its network. In the United States, Digital Courier has gained rapid industry acceptance since the introduction of its network in August 1995, with more than 2,220 radio stations currently under contract and approximately 250 additional stations joining each month.

  Digital Courier International Inc. ("DCI") was incorporated on November 24, 1994 and began operations on November 15, 1995 when it purchased certain business assets and assumed certain liabilities from MPR Teltech Ltd. ("MPR"). MPR is a wholly-owned subsidiary of BC TELECOM Inc. ("BC TELECOM"), Canada's second largest telecommunications group. Kwikstar Communication Ltd. ("Kwikstar") was incorporated in November 1993 under the laws of the Province of Alberta, Canada. On November 15, 1995, Kwikstar agreed to acquire all of the outstanding shares of DCI. The acquisition has been accounted for as a reverse takeover and as a purchase. Accordingly, the operating results of Kwikstar are included in the Consolidated Financial Statements of the Company only from November 15, 1995. See Notes 2 and 3 of the Company's Consolidated Financial Statements. Kwikstar had no material operating results prior to November 15, 1995 and only limited assets. Kwikstar changed its name to Digital Courier International Corporation ("DCC") in connection with the acquisition of DCI. Prior to the Company's acquisition of certain components of the business, assets and technology of MPR, DCI had no material operating results. The business, assets and technology acquired by the Company were not organized as a separate operating division of MPR and, therefore, no comparison is presented between the six month period ended March 31, 1996 and prior periods. See "The Company."

  The Company maintains its accounting records and reports its results in Canadian dollars in accordance with Canadian GAAP. There are significant differences between Canadian GAAP and U.S. GAAP. Unless otherwise indicated, all financial presentation in this Prospectus refers to the Company's Canadian GAAP financial statements and operating results.

  Under Canadian GAAP, the Company is not required to record the difference between the option price and the fair market value on the date the option was granted. Under U.S. GAAP, the Company is required to issue options at the fair market value at the time of grant or to recognize compensation expense equal to the difference between the fair market value at the time of grant and the exercise price. Such expense is recognized ratably over the vesting period of the options. As of March 31, 1996, the Company had granted options to purchase 1,405,555 Common Shares, which, under U.S. GAAP, requires the recognition of compensation expense of approximately $6.1 million. Of this amount, the Company recognized approximately $2.3 million of compensation expense as of March 31, 1996, and will recognize approximately $635,000 of compensation expense each quarter through September 30, 1997 as the options continue to vest. No corresponding expense will be recognized under Canadian GAAP. See
Note 11 of the Company's Consolidated Financial Statements.

  The Company has a very limited operating history with which to evaluate its business and future prospects. The Company began operations in November 1995, has been unprofitable since its inception and expects to continue to generate net losses at least for the next 18 months. As of March 31, 1996, the Company's accumulated deficit was approximately $2.0 million. Development and commercialization of the Company's network involves substantial costs in anticipation of subsequent revenues which may not be realized until the network is widely deployed and utilized by its customers. See "Risk Factors-- Limited Operating History; Accumulated Deficit; Future Operating Results Uncertain."

RESULTS OF OPERATIONS

  Revenue. The Company's revenues are primarily comprised of fees for audio spot distribution and sales of the Company's compression technology, including the Company's hardware products, and, to a lesser extent, product installations, less, in certain instances, volume and promotional discounts. Digital Courier charges for its distribution services on a per delivery basis. The Company defines a "delivery" as the transmission of a piece or pieces of audio content, generally a commercial or a set of commercials, to a radio station based on a single order from a customer. Each order usually calls for the delivery of the same audio spots to multiple radio stations, resulting in multiple deliveries. The Company derives revenue from production studios and duplication and distribution houses that consolidate and forward the deliveries to radio stations. The Company recognizes revenue for each order on the date audio or related information is transmitted to the destination. The Company has developed a flexible billing system which enables it to take into account factors such as time required for delivery, the length of the audio files, and the distance between sites (local or national) to develop optimal pricing for each customer. The Company provides distributors with a list price and a volume discount based on their amount of network usage. The list price for its services in the United States are US$40.00 for 1-hour delivery, US$22.00 for same day delivery and US$15.00 for overnight delivery. Discounts typically range from 10-40% depending on the network usage by a given client. The Company's Capella cards incorporate the Company's compression technology and are manufactured under contract for the Company and marketed by the Company to OEMs. While historically sales of the Company's compression technology, including the Capella cards, have constituted approximately half of the Company's revenues, the Company believes that technology sales will constitute a decreasing portion of its revenues in the future.

  Revenues for the six months ended March 31, 1996 were $508,000. The Company anticipates that its revenues will increase in proportion to the Company's ability to continue to install its network at radio stations, particularly in the U.S., and at distributors. The Company does not anticipate recognizing any material revenue from its proposed radio station group and advertising agency operations until the latter half of calendar 1997. Recognition of revenues at such time and thereafter is subject to numerous risks and uncertainties. See "Risk Factors--Dependence on Introduction of New Services," and "--Dependence on Emerging Markets; Arbitron."

  The Company derived approximately 70% of its revenues during the six months ended March 31, 1996 from sales denominated in U.S. dollars, and the Company anticipates that the percentage of its sales denominated in U.S. dollars will increase in the future. Substantially all of the Company's expenses are currently recognized in Canadian dollars. The Company does not engage in hedging of its U.S. dollar denominated sales, which could subject the Company to significant currency exposure. See "Risk Factors--Currency Fluctuations."

  Cost of Sales. The Company's cost of sales is comprised primarily of depreciation, long distance telephone, network access, hardware costs and direct labor. Cost of sales for the six months ended March 31, 1996 were $648,000. Depreciation and communications costs comprised the substantial majority of these costs. The Company anticipates that its cost of sales will increase substantially in future periods in absolute dollars but may decrease as a percentage of revenues if the Company's fixed-cost component of cost of sales is allocated across a larger revenue base. Long distance telephone costs may decrease as a percentage of revenues in future periods to the extent that the Company is able to negotiate volume discounts in the event that the Company's delivery traffic increases.

  Sales and Marketing Expenses. The Company's sales and marketing expenses are comprised primarily of salaries and commissions. Sales and marketing expenses for the six months ended March 31, 1996 were approximately $503,000. A substantial portion of the Company's sales and marketing expenses were paid to an independent vendor for its services provided in connection with the introduction of the Company's network into new radio stations. The Company anticipates that its sales and marketing expenses will increase substantially in future periods in absolute dollars as the Company continues the expansion of its network and distribution services in radio stations and as the Company commences its proposed radio station group and advertising agency operations.

  Research and Development Expenses. The Company's research and development expenses are comprised primarily of salaries and amounts paid to an independent vendor in connection with the design and development of the Company's network. Research and development expenses for the six months ended March 31, 1996 were approximately $505,000. A substantial portion of the Company's research and development expenses were paid to an independent vendor, and the Company anticipates that it will continue retaining this vendor at least through calendar 1997. The Company anticipates that its research and development expenses will increase substantially in absolute dollars in connection with the design and development of products and services for the proposed radio station group and advertising agency operations.

  General and Administrative Expenses. General and administrative expenses for the six months ended March 31, 1996 were approximately $631,000. The Company anticipates that its general and administrative expenses will increase in absolute dollars in order to support the proposed expansion of the Company's business.

  Depreciation and Amortization Expenses. The Company's depreciation and amortization expenses are comprised primarily of depreciation of the Company's network. Depreciation and amortization expenses for the six months ended March 31, 1996, were approximately $528,000, of which $222,000 was included in the cost of sales. The Company acquired $2.0 million of intellectual property from MPR that has been recorded at MPR's carrying amount. This amount is amortized under Canadian GAAP on a straight line basis over a three year period. Under U.S. GAAP, this amount was expensed at the time of acquisition.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present the unaudited quarterly consolidated statements of operations for the Company. The information and the operating data has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information for the periods presented. The operating results for any quarter should not be relied on as indicative of the results for any future period.

                                                              THREE-MONTH
                                                              PERIOD ENDED
                                                         ----------------------
                                                         DECEMBER 31, MARCH 31,
                                                           1995(1)      1996
                                                         ------------ ---------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
   CONSOLIDATED STATEMENT OF OPERATIONS DATA:
   CANADIAN GAAP:
   Revenue..............................................   $   203     $   305
   Cost of sales........................................       194         455
                                                           -------     -------
   Gross margin.........................................         9        (150)
   Other expenses:
    Sales and marketing.................................       173         330
    Research and development............................       171         334
    General and administration..........................       250         382
    Depreciation and amortization.......................       101         204
                                                           -------     -------
       Total............................................       695       1,071
   Other income.........................................        35          90
                                                           -------     -------
   Net loss.............................................   $   651     $ 1,311
                                                           =======     =======
   Net loss per share...................................   $   .05     $   .10
                                                           =======     =======
   Weighted average number of shares outstanding(2).....    12,313      12,317
   U.S. GAAP:
   Net loss.............................................   $   568     $ 3,454
                                                           =======     =======
   Net loss per share...................................   $   .05     $   .26
                                                           =======     =======
   Weighted average number of shares outstanding(2).....    12,466      13,302

- --------
(1) Gives effect, as of November 15, 1995, to (i) the purchase by the Company of certain assets and the assumption of certain liabilities of MPR, which constituted substantially all of the assets of the Company as of such date, and (ii) the acquisition of the Company by Kwikstar, which was accounted for as a reverse takeover and a purchase. The Company had no material assets, liabilities or operating results prior to such date. See "The Company."
(2) See Note 8 of the Company's Consolidated Financial Statements.

  The Company commenced operations on November 15, 1995. Operating results for the period from September 30, 1995 through November 15, 1995 are not available and are not included in the information for the three months ended December 31, 1995. Therefore, information for this quarter may not be indicative of the operations for the Company for the entire quarter and may not be comparable to subsequent quarters. See "The Company."

  The Company's quarterly operating results may vary significantly depending on a number of factors, many of which are beyond the Company's control. See "Risk Factors--Fluctuations in Quarterly Results," "--Dependence on Introduction of New Services," "--Dependence on Distribution Services" and "-- Dependence on Emerging Markets; Arbitron."

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations primarily from proceeds from public and private offerings which provided net proceeds of approximately $6.2 million, and with funds pursuant to the Company's equipment leasing facility. At March 31, 1996, the Company's current sources of liquidity included cash and cash equivalents of $3.2 million and $7.0 million available pursuant to an equipment lease facility. The Company intends to repay this facility with a portion of the net proceeds from this offering.

  The Company's operating activities used $14,000 of cash for the six months ended March 31, 1996. In addition, no property or equipment were acquired through term lease agreements in the same six month period.

  The Company currently has no significant capital commitments other than the commitment to repurchase its outstanding Preferred Shares for $2.25 million and the commitments under its equipment and operating leases. The Company intends to continue making significant capital expenditures in order to expand its network, and the Company anticipates incurring significant and increasing expenses in connection with the development and commercialization of its proposed services. Based upon current plans and assumptions, the Company anticipates that the net proceeds of this offering, together with its existing capital, cash from operations and projected revenues, will be adequate to satisfy its capital requirements at least through the next 18 months. Thereafter, the Company may require additional funds. No assurance can be given as to the ability to raise additional funds on favorable terms, if at all. If such funds are not available, the Company could be required to reduce its research and development or sales and marketing plans, which could have a material adverse effect on the Company's business, financial condition and results of operations. In any event, the issuance of additional securities necessary to raise such capital could result in substantial dilution to investors.

                                   BUSINESS

OVERVIEW

  Digital Courier International Corporation ("Digital Courier" or the "Company") is a leading supplier of electronic distribution and communication services for the radio broadcast industry in Canada and the United States. Digital Courier's two-way network enables fast and reliable electronic distribution of CD quality audio, text and data to organizations that traditionally have relied upon tape and courier distribution services. Since its Canadian roll-out in April 1995, the Digital Courier network has succeeded in becoming the standard system for the electronic distribution of advertising and short-form programming throughout Canada, with over 260 radio stations connected to its network. In the United States, Digital Courier has gained rapid industry acceptance since the introduction of its network in August 1995, with more than 2,220 radio stations currently under contract and approximately 250 additional stations joining each month.

  The Digital Courier network is a two-way network in which digital or analog audio may be compressed and stored on customer computers and then sent to multiple end-user locations. The Company designed its network with an open, scalable architecture to facilitate the addition of new services. The Company's principal technology was initially developed by BC TELECOM Inc. ("BC TELECOM"), Canada's second largest telecommunications group. A number of the Company's management team were involved with the development of the technology prior to its acquisition by the Company in November 1995.

INDUSTRY BACKGROUND

  The North American radio industry is undergoing a period of rapid change. The evolution of new technologies and the adoption of regulatory reform in the passage of the Telecommunications Act in the United States is altering the established business processes in the industry and offers the potential of significantly enhanced efficiency and reduced costs.

 Radio Advertising Industry

  According to industry sources, there are approximately 10,000 radio stations in the United States and approximately 500 radio stations in Canada. According to industry sources, the total radio advertising revenue for the North American market in 1995 was approximately US$12.0 billion. The Company estimates that the market for the distribution services associated with such advertising is approximately US$90.0 million, and that the potential market for the advertising agency and radio station group services similar to those proposed by the Company is substantially in excess of this amount. Radio advertising can be separated into three major categories: national network, national spot, and local and regional advertising, which, according to industry sources, represent approximately 5%, 15% and 80%, respectively, of the radio advertising market as defined by the number of advertising dollars spent. According to industry sources, total advertising revenue for the North American radio broadcast market has been increasing steadily over the past several years, from US$10.1 billion in 1993 to US$11.2 billion in 1994 and US$12.0 billion in 1995.

  Of the advertising agencies in North America, approximately 1,500 place a substantial portion of radio advertising. Advertising agencies and their clients define the parameters of the advertising campaign, the targeted audiences and the production of the advertisement. Advertising agencies place advertising buys directly with the sales organizations within a radio station, or with rep companies that represent the radio stations to the advertising agencies. The two major rep companies that serve the radio broadcast marketplace are The Interep Radio Store and Katz Media Corporation.

  Production studios create the actual advertisements for the advertising agencies. A number of organizations provide duplication and shipping services on a national level to serve the large scale needs of the national advertiser, whereas on the local and regional level the production studios generally provide these services. These duplicating services often form a significant part of a production studio's business. In addition, radio stations produce and distribute a significant number of ads for their own use to serve local advertisers.

  The Telecommunications Act enacted in the United States in February of 1996 has significantly changed the ownership rules for radio stations, resulting in a wave of radio station buying and consolidation in the industry. Since the enactment of the Telecommunications Act, acquisitions totaling over $8.5 billion have occurred as the size of radio groups has grown dramatically. The Company anticipates that several station groups will grow to beyond 100 stations before the end of 1996. These newly formed groups are looking for different ways to manage and improve the efficiency of their operations.

  The market sizes for the radio industry and the various products and services referenced in this Prospectus are difficult to ascertain or project with precision and in any event are subject to change due to a number of factors. See "Risk Factors--Dependence on Emerging Markets; Arbitron."

 Current Business Processes

  The process of preparing audio tapes, sorting different versions and physically transporting them to different radio stations so they can be played at the proper times is time consuming and labor intensive. In the case of a national spot advertising campaign, up to several hundred or more tapes need to be created for distribution to radio stations, and distribution has been largely accomplished by sending the tapes via courier service. There are a number of organizations in North America that have developed large duplicating facilities and trafficking systems to assist the advertising agencies in distributing radio advertisements to radio stations. At the local and regional level, the number of tape duplications required is lower than that required for national spots, and the duplication and delivery services are often provided by production studios that have produced radio advertisements for the advertising agency. Radio stations produce a significant number of ads for their own use to serve local advertisers. Often a radio station will produce a radio advertisement and will accept responsibility for distributing this advertisement to other radio stations in the local market. In this case, the radio station performs the role of production studio, duplicating company and courier. Although the duplicating companies, production studios and radio stations are currently meeting the needs of advertisers for the distribution of radio advertisements, the process is time consuming, expensive and must be scheduled around the constraints of physical delivery via courier. Because many of the production studios work evening hours, co-ordination with physical delivery services is often difficult. At the radio station, delivery is typically limited to the working hours of the station, which often results in late deliveries or missed air times.

  The current market for buying and selling of radio advertising time is also inefficient. As the most common stand-alone software systems (research, traffic/billing, music scheduling, etc.) used in the industry are not linked, little exists in the way of truly integrated systems. The buy/sell process typically involves multiple iterations of information exchanges between advertising agencies, representative companies, radio stations and distributors. This process involves the use of many different software systems and is conducted by telephone, mail, fax and physical courier over a series of days or weeks, during which period the total availability of advertising time in the market is shifting. Due to delays in communications, by the time an advertising agency places a buy, the available inventory has frequently changed, and the radio station may or may not be able to air all advertisements at the originally scheduled times. Following the airing of an advertisement, the process of discovering discrepancies in air dates and resolving "make goods" (re-airing of spots to satisfy the contract) or credits may involve multiple rounds of negotiation between radio stations and representative companies or advertisers. The entire process from a request for advertising time to confirmation of airing and payment can often be lengthy.

 Convergence of Technologies

  Until the early 1990s, the radio industry operated much as it had for the preceding twenty years. A major reason for the delay in the radio industry to engage in electronic communications was the inability to send CD quality audio files as well as data and text. It was not until the early 1990s that digital signal processor chips and PCs with sufficient processing power and memory had evolved sufficiently to meet these needs. To enable digital audio broadcast to occur, a universal standard was required for audio compression and in late 1993, after many years of evaluation, the ISO MPEG Layer II algorithm was recommended as the international standard for audio compression by the International Standards Organization. These advances enabled radio stations to begin the transition from analog and tape-based technology to digital audio storage and play systems. A final barrier to achieving automation in distribution services for the radio industry was removed in the fall of 1993 when telephone companies across North America announced the introduction of ISDN (Integrated Services Digital Network) digital communication services allowing the efficient flow of audio and data between advertisers, production studios, rep companies and radio stations.

  The industry's acceptance of new technologies, increases in computing power and the deployment of digital communications, and the regulatory reform embodied in the Telecommunications Act are fundamentally changing the radio broadcast industry, providing the potential for decreased costs, increased revenues and enhanced efficiencies.

THE DIGITAL COURIER SOLUTION

  Digital Courier owns and operates a two-way communications network incorporating value-added software solutions which facilitate electronic communications between companies within the radio broadcast industry. The network is designed to provide application interfaces to third party software and hardware systems to increase efficiency and productivity of the business processes within the industry. The Digital Courier network can be configured to provide virtual private networks ("SubNets") for major distributors and content providers which eliminates their need to invest capital in a proprietary network or use networks owned by competing organizations. The Company currently provides its communications services to distributors of audio advertising and syndicated programming. The Company offers 1-hour, 4-hour and overnight delivery throughout North America. In addition, the Company intends to develop services to enable electronic work flow integration between advertising agencies, rep companies and radio stations to facilitate the buying and selling of radio time. Such services will be targeted at streamlining current procedures within those entities that are labor intensive and prone to error, as well as facilitating communications among such entities and their current in-house systems. The Company also intends to develop services to enable radio station groups to communicate with each other, including e-mail capabilities, consolidation of sales and business information and centralized production, programming, creative and traffic services. See "--Products and Services."

STRATEGY

  Digital Courier's objective is to become the leading supplier of integrated communications services to the radio broadcast and advertising industries by complementing its existing distribution services with a comprehensive communications solution for distributors, radio station groups, advertising agencies, rep companies, program syndicators, record companies and radio buyers. To achieve this objective, the Company has adopted the following strategies:

  Continue Rapid Expansion of its Network. The Company is focused on continuing the rapid deployment of its Digital Courier network. The Company believes that as the number of participants on the network increases, the more valuable and useful the network becomes to the Company's clients, and therefore the easier it becomes to attract new clients. The Company's efforts to date have resulted in the signing of approximately 2,500 radio stations to its network. The Company's goal is to increase the size of its network in order to achieve the critical mass it believes is required to meet the needs of its clients.

  Maintain a Scalable, Two-Way Network Open Architecture. Digital Courier utilizes and intends to maintain advanced network management facilities, two-way communications, and a scalable/open network architecture to adapt new services as they become available and to provide maximum benefit to the customers that it serves. Although the Company currently uses its own dedicated telephone lines to provide secure network services, the network architecture is designed to make the best use of other communications systems such as the Internet if they prove to provide performance or cost advantages. The Company's two-way capability provides communication and distribution between all sites, and enables the network to capture local and regional traffic in addition to the distribution of national spots. This two-way capability is particularly useful on a local basis, which comprises approximately 80% of the radio advertising market, for sending local or regional advertising or programming from station to station within an individual market, or between stations under common ownership. The Company believes that this strategy is especially significant following passage of the Telecommunications Act, as large station groups will be able to take advantage of the two-way, private, secure communications provided by the Digital Courier network to increase efficiency of intra-group communications.

  Leverage its Installed Network thorough the Provision of Value-Added Services. The Company intends to increase the revenue generated by its installed network through the development and provision of new value-added services for the radio industry. The Company has identified a number of areas, including the buying/selling of radio time, the collection and distribution of ratings information, the verification of actual advertising air play and intra-group communications, in which the radio broadcast industry has not taken advantage of advanced computer and communications technologies. The Company intends to provide value-added electronic communications solutions for such areas that result in superior, cost-competitive services compared to existing methods of doing business.

  Position its Network as an Outsourcer of Services which Enhance the Competitiveness of Existing Industry Participants. The Company believes that to continue to expand its network, it must position its network as an outsourcer of value-added industry services to, rather than as a competitor of, existing industry participants. To accomplish this, the Company attempts to ensure that production studios and duplication companies continue to maintain their competitive positions in their respective industries, and the Company intends to make its new value-added services available to all distributors, program syndicators, radio station groups, advertising agencies and rep companies.

  Develop Strategic Alliances and Relationships. The Company pursues strategic alliances and relationships in order to enhance its ability to provide value-added services in a cost-effective, timely manner. The Company believes such relationships provide it with access to the design/engineering skills and industry relationships of large, experienced organizations and enhances its ability to provide its customers with comprehensive solutions. See "--Strategic Alliances/Relationships."

PRODUCTS AND SERVICES

  The following diagram illustrates the existing and proposed exchange of information and data between radio stations, advertising agencies and rep companies through the Company's network by providing an interface between existing software systems. Services currently provided are designated by solid connecting lines.

  [diagram]

 Distribution Services

  Digital Courier's existing services are targeted at the distribution market and provide major industry distributors, program syndicators, radio stations and record companies with the capability to send their products rapidly via electronic transmission. The Company believes that it has the only network with fully operational two-way communications for the radio broadcast industry that is complete with digital CD quality audio, data and messaging capability. The Company's network currently serves approximately 1,680 radio stations, with an additional 820 stations under contract awaiting installation and with approximately 250 stations currently joining each month.

  Customers of the Company enjoy private and secure two-way communications delivery of audio, e-mail and text messaging and high quality ISO MPEG Layer II audio compression and decoding. Organizations that utilize the Digital Courier network have the option of distributing audio at any time of the day, at their convenience. The Company offers 1-hour, 4-hour and overnight delivery throughout North America. The Digital Courier network automatically provides the sender with a confirmation of the status of their deliveries.

  Digital Courier charges for its distribution services on a per transaction basis. The Company has developed a flexible billing system which enables it to take into account factors such as time required for delivery, the length of the audio files, and the distance between sites (local or national) to develop optimal pricing for each customer. The Company provides its customers with a list price and a volume discount based on their amount of network usage. The list price for its services in the United States are US$40.00 for 1-hour delivery, US$22.00 for same day delivery and US$15.00 for overnight delivery. Volume discounts typically range from 10-40% depending on the network usage by a given client. The Company normally charges for syndicated programming on a per minute basis.

  The Company licenses and sells its audio compression technology to third parties. Most of these sales are based on the Company's Capella card, which is a PC based circuit card complete with the encoding/decoding compression technology. This product retails for approximately $2,500. Digital Courier also licenses the software to third parties for direct integration into their systems.

 Radio Station Group Services

  The interfaces that Digital Courier is developing to facilitate the electronic work flow between third parties in the radio industry also can be used to pass information between stations within a group. By configuring its network to offer intra-group communications on SubNets, the Company believes it will provide expanding radio groups with a low cost solution for centralizing management and operating functions. Some of the benefits that may be realized by a station group include inter-station communications and consolidation or sharing of sales and business information, production, programming, creative and traffic services. Future plans also make use of the Digital Courier network to provide programming, play lists, etc. from a central location, and even to operate a radio station remotely to the extent allowed by the rules and regulations of the FCC. The Company believes that such services should become more in demand as the radio broadcast industry consolidates and large radio groups seek to reduce costs and improve the efficiency of their operations. See "--Industry Background."

  The Company currently intends to develop and provide the following services to station groups:

  .  inter-group communications with audio, data and e-mail capability;

  . interfaces with the common traffic, scheduling and hard disk storage systems used in radio stations to facilitate electronic commerce for the broadcast industry;

  . software applications to facilitate the flow of sales and accounting information between sites;

  .  sharing of production, programming and creative services; and

  . real time syndication of programming from a station within the group to one or more other stations within the group.

  The Company plans to provide these services to radio stations and groups based on monthly license fees and network usage charges.

 Advertising Agency/Rep Company Services

  Digital Courier plans to develop services to enable electronic work flow integration between advertising agencies, rep companies and radio stations. The Company has developed its network architecture to enable it to interface with third party systems. In this way, the network can become the "digital courier" to facilitate rapid exchange of information between and among the various groups within the industry. The development of interfaces to third party hardware and software systems will permit requests for quotations, proposals, contracts, traffic and scheduling instructions and affidavits to be conveniently transmitted over the network.

  One of the most time consuming aspects of the current work flow for both the advertising agencies and the radio stations is the comparison and verification of actual air play to the contracted schedule. During the buying process, radio stations deal with multiple advertising agencies that often request quotes for the same available advertising inventory at the radio station. Once an advertisement has been aired, the radio station is required to complete an affidavit verifying the airing of the advertisement. The completion of the affidavit for each advertisement by the radio station and the consolidation of affidavits is time consuming and delays payment to the advertising agency and radio stations. Digital Courier plans to license or develop a "barcoding" technology which places an inaudible digital code into each advertisement. This code can be detected, allowing the time consuming process of verification of air times, affidavit generation and consolidation to be automated.

  The Company currently intends to develop and provide the following products and services for advertising agencies and rep companies:

  . software applications and network interfaces that facilitate electronic commerce and the buying/selling process between advertising agencies, rep companies and radio stations;

  . software applications and network interfaces to facilitate electronic invoicing between radio stations, advertising agencies and rep companies; and

  . network monitoring services for the live air monitoring of advertising to increase timeliness and reduce costs associated with the current manual affidavit process.

  The Company plans to provide these services to advertising agencies and rep companies on a license basis.

  There can be no assurance that the Company will successfully complete the development of any of its proposed services on a timely basis, if at all, or that if such development is completed, that the Company's planned introduction of these services will receive market acceptance or will meet the technical or other requirements of the Company's intended customers. See "Risk Factors-- Dependence on Introduction of New Services" and "--Dependence on Emerging Markets; Arbitron."

TECHNOLOGY

  The Company has developed a proprietary source code used in its implementation of the ISO MPEG Layer II technology. ISO MPEG Layer II is the standard audio compression algorithm proposed for digital audio broadcast by the International Standards Organization ("ISO"), and the Company's engineers have developed a high level of expertise and knowledge as a result of their participation in ISO with regard to the selection and testing of the various algorithms on which this standard is based. As a result of this expertise, the reproduced audio transmitted through the network maintains CD quality. In addition, the Company is able to utilize higher levels of compression for certain applications with minimal loss of quality, resulting in lower costs of transmission. The Company implements the ISO MPEG Layer II compression technology in its Capella card which is used throughout its network in each communication server. The Company also licenses its compression technology to third parties either directly or through the sale of Capella cards.

  The ISO MPEG Layer II compression technology eliminates sounds that the human ear cannot hear, along with other information that is not required to reproduce the original signal with high fidelity. This compression technology tends to work in opposition with "bar-coding" technologies, which insert audio signals that the ear cannot detect. Thus, the use of compression technology can result in erroneous removal of the desired bar-code. As higher rates of compression are used, the likelihood of eliminating the bar-codes increases. The Company believes that its ownership and understanding of the source code implementations for the compression technology provide it with an advantage in the successful merging of the bar-coding and compression technologies. The insertion of the bar-codes is essential to automating the affidavit process by allowing information relating to the advertisement and the time it was aired to be electronically detected, collected and processed.

THE DIGITAL COURIER COMMUNICATIONS NETWORK

  The following diagram illustrates the management of the network, the existing and proposed organizations connected to the network, and the flow of information through the network.

[Diagram]

  Communications over the Digital Courier network are initiated directly by the sender. The sender can input audio in analog or digital form complete with traffic instructions or related messaging directly into a PC-based communication server installed by the Company, select the address(es) and initiate distribution to the requested sites. Alternatively, for clients that have internal distribution systems, the Company can provide ODIS (Open Distributor Interface System), which enables the communication server to be controlled directly from the clients internal distribution management system. This interface is typically used by major distribution companies, radio networks and program syndicators. For organizations that routinely distribute to the same list of receive sites, the communication server can "memorize" the distribution lists to enable rapid distribution to the same list of sites. In addition, modification of such lists can be rapidly achieved. By putting the distribution capability into the hands of the sender, the distributing organization maintains complete privacy and knowledge of its customers and the material distributed. The Company provides its clients with their own virtual distribution network capability referred to as a Digital Courier "SubNet." The two-way communications and SubNet features currently enable station groups and related radio stations to share voice talent and to exchange programming, advertisements and e-mail. Once a sender has selected the destination sites, he can select the priority of service desired: 1-hour, 4-hour or overnight. The network has a built-in automatic confirmation capability and sends a message back to the sender confirming delivery of the content to the requested sites. If any of the information sent to a single site has not been successfully delivered, the confirmation sent back to the sender identifies the troubled site.

  Digital Courier provides communication servers and required communications lines to distributors and radio stations. The server consists of a 486 or Pentium PC, communication card, audio card and cables. The communication server contains application software to initiate directly the transfer of audio or textual information, and the facilities to output a text message to a printer or an audio file to the appropriate audio equipment. The Company installs and maintains the communication server for a nominal fee and also installs the required telephone lines. The communication server can be interfaced with third party systems so that it can be controlled directly from these systems.

  The function of the network control center is to maintain the serviceability of the network to its clients. When a client initiates a send, the package containing the audio, text and data along with destination addresses is transmitted to a communication server called a hub located at the network control center and is queued for delivery to the end sites. The delivery of the package to the end site is initiated automatically within the delivery time requested. If the hub is unable to complete delivery to the end site, an alarm condition is created and the Company's support staff "initiates corrective action" to ensure delivery. In the event that delivery cannot be made within the time requested, the customer support department calls the customer to discuss alternative methods of delivery. The network is supported on a twenty-four hour per day, seven day per week basis using the latest network management and computer technology.

  In addition to providing customer support, the staff in the network control center provides additional network management services to its clients. As new clients are signed to the network, revised distribution lists are sent to all network sites and automatically updated. In a similar manner, the complete network can be upgraded with new software features or updates from its centralized facility.

  When transactions on the network are completed, the details of the transaction are automatically recorded and stored in a transaction log. On a regular basis, the contents of the transaction log are forwarded from the operating center to the Company's billing department. The billing department utilizes a billing processor to automatically generate customer invoices which provide the client with a detailed list of all transactions, the time of delivery, priority of service and price. Billing is conducted on a per transaction basis.

  See "Risk Factors--Dependence on Technological Developments; Licensing of Technology" and "--Need to Maintain and Improve Service Quality" and "-- Dependence on Proprietary Technology; Risk of Third Party Claims of Infringement" for a discussion of certain risks related to the Company's network and services.

STRATEGIC ALLIANCES AND RELATIONSHIPS

  The Company and Arbitron have entered into substantive discussions to consider the development of a joint venture that will provide new products and services to advertising agencies, rep companies and radio station groups. Arbitron is a leading research firm providing information services that measure and refine the local marketing strategies of the electronic media and of their advertisers and advertising agencies. The proposed joint venture intends to utilize Arbitron's industry knowledge and relationships and Digital Courier's communications expertise. There can be no assurances, however, that the Company and Arbitron will enter into definitive agreements regarding the joint venture, or that if developed, it will be successful. See "Risk Factors--Dependence on Emerging Markets; Arbitron."

  The Company utilized SHL Systemhouse Inc. ("SHL"), a systems integration subsidiary of MCI, to assist it in the design of its network to accommodate planned applications. Digital Courier plans to make further use of SHL's services to develop new applications for the radio broadcast and advertising industries.

  Digital Courier also has an agreement with Sidus Systems Inc. ("Sidus"), Canada's largest manufacturer of PCs, for the manufacture, integration, support and maintenance of its communication servers. Sidus manufactures the PCs, integrates the communication and audio card, and loads the required software into the system. Sidus provides a "just in time" manufacturing service for Digital Courier which significantly reduces Digital Courier's manufacturing and related costs. In addition, Digital Courier has a service contract with Sidus for next day on-site repair anywhere in North America.

  See "Risk Factors--Dependence on Certain Suppliers" for a discussion of certain risks related to the Company's suppliers.

SALES/MARKETING AND CUSTOMER SERVICE

 Sales

  Digital Courier utilizes its internal sales force to sign distributors of audio in Canada and the United States to its network. Digital Courier has completed the installation of its network into a large majority of radio stations in Canada, and primarily uses an independent vendor to sign radio stations in the United States to its network. Digital Courier provides the vendor with targeted lists of stations that correspond to the distribution lists provided to the Company from its major senders. The vendor is compensated on a base salary with incentives for meeting station sign-up milestones and reports directly to the Vice President of Sales. The Company's internal sales force manages distributors on an account basis.

  Once stations and distributors are signed to the network, equipment is configured, built and shipped to the site for installation. Training for radio stations and small distributors is normally done via telephone, while on- site assistance is provided to major distributors. The typical time from signing to installation is three to four weeks.

 Marketing

  Digital Courier's marketing currently is targeted at providing major distributors of audio and programming with the ability to distribute their content electronically. The marketing department trains the distributors' sales teams on the benefits and use of the Digital Courier network so that the sales teams can sell the service to their advertising accounts. Digital Courier promotes the Digital Courier network to advertising agencies by direct mail, advertising and trade shows, and provides lists of authorized distributors to advertisers so that they can select their choice of distributor. Utilizing this approach, Digital Courier is able to significantly leverage its sales force by having the sales forces of its distributors promote the Digital Courier services to the advertising agencies.

 Customer Service

  The Company places significant importance on the need to complete every transaction on time and to provide alternative possibilities for delivery in the event of equipment failure. A team of 10 persons supports the network operating center and provides immediate notification and problem resolution to its customers. If a transmission is not successfully completed, an alarm is sounded in the operation center. The operator who responds to the alarm documents the problem and contacts the receive site to see if the problem is easily rectified. If the problem is corrected, the operator re-sends the file. If the problem cannot be corrected, the operator will immediately contact the sender and provide options for the delivery of the file. If the file cannot be successfully transmitted, Digital Courier will arrange for the physical delivery to be completed by one of its large distributor customers.

  All problems encountered in network operations are logged and reviewed with engineering, quality assurance, and network operations to take corrective action to ensure that the problem will not re-occur. Network statistics are compiled and reviewed on a weekly basis with the senior management of the Company.

  Digital Courier also provides training on all aspects of network electronic distribution, communications and its value added software, as well as full 24 hour/7 days per week network support to enable these organizations to perform their services whenever necessary.

  The Company has a Quality Assurance Manager that reports directly to the President and monitors customer satisfaction. Weekly meetings are held with the entire executive staff to review the quality assurance program, and a program of continuous improvement has been put in place. Quality objectives are integral to the Company's business plan and form a part of the bonus compensation plan for the complete organization. See "Risk Factors--Dependence on Technological Developments; Licensing of Technology" and "--Need to Maintain and Improve Service Quality" for a discussion of certain risks related to the Company's sales, marketing and customer service.

NETWORK SERVICES DEVELOPMENT

  Digital Courier has an internal development group of 17 persons. The development group is split into a network architecture, application and technology development. The Company stresses compliance to industry standards, the use of available technology and products, and the use of expert resources when required. The Company's Vice President, Engineering has 25 years experience in the development of large enterprise networks.

  Digital Courier has utilized the resources of SHL to develop a network architecture and migration strategy to position the Digital Courier network to accommodate future services. The network architecture has been developed to be fault tolerant, allow scaleability, make appropriate use of operating systems, minimize operating costs, and to maximize network management and reliability data. Digital Courier intends to continue to utilize SHL as a key contractor for future network design services. See "Risk Factors--Dependence on Technological Development; Licensing of Technology."

COMPETITION

  The Company currently provides communications services to the highly competitive market for the distribution of audio advertising spots and short-form programming to radio stations. The principal competitive factors affecting this market are ease of use, price, audio quality, and timeliness and accuracy of delivery. The Company's principal competitor in this market is Digital Generation Systems which operates primarily in the United States and currently has a large established electronic network. Other competitors include overnight couriers, such as Federal Express, which traditionally have been the primary means for delivery of audio advertising spots and short-form programming to radio stations. The Company may also compete with satellite distribution providers such as Virtex.

  The Company also intends to compete in the market for providing electronic work flow applications for advertising agencies and rep companies and additional services to support inter-station communications between major radio station groups. To the extent that the Company is successful in entering new markets, it would expect to face competition from companies in related communications markets and/or package delivery markets which could offer products and services with functionality similar or superior to that offered by the Company's products and services. The Company may also compete with national data network providers that may sell their network services to the Company's existing and proposed customers. In addition, telecommunications providers and organizations such as AT&T, MCI, Microsoft and the Regional Bell Operating Companies could enter the market as competitors with materially lower electronic delivery transportation costs. Radio networks could also become competitors by selling and transmitting advertisements as a complement to their content programming.

  Many of the Company's current and potential competitors in the markets for audio transmissions have substantially greater financial, technical, marketing and other resources and larger installed customer bases than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors based on these and other factors. The Company expects that an increasingly competitive environment will result in price reductions that could result in reduced profit margins and loss of market share, which would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the market for the distribution of audio transmissions has become increasingly concentrated in recent years as a result of acquisitions, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and services. The Company expects that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors. There can be no assurance that the Company will be able to compete successfully with new or existing competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

  The Company considers its products, technology, trademarks, copyrights, advertising, and promotion design and artwork to be of value and important to its business. The Company relies on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect its proprietary rights. Because the Company's business is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new computer hardware, software and telecommunications developments, frequent hardware and software enhancements, name recognition, and reliable customer service and support may be more important to establishing and maintaining a leadership position than the various legal protections of its technology. The Company does not have any patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information, and such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to those of the Company. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States and Canada. There can be no assurance that the Company will not receive future claims from third parties asserting that the Company's products, technology, trademarks, copyrights, advertising and promotion design and artwork infringe, or may infringe, the proprietary rights of third parties. No assurance can be given that any necessary licenses can be obtained or that, if obtainable, such licenses can be obtained on commercially reasonable terms. Any such claims, with or without merit, could be time-consuming, require the Company to enter into royalty arrangements or result in costly litigation and diversion of management personnel, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  The Company is comprised of five divisions (marketing, sales, network operations, engineering and corporate administration) and employs a diverse work-group of 40 employees. The Company's employees are not parties to any union or collective bargaining contract. The Company believes that its relationships with its employees are good. See "Risk Factors--Ability to Manage Growth" and "-- Dependence on Key Personnel."

  In addition to its regular work force, Digital Courier contracts with 13 individuals for sales and installation support. The Company also has a service contract with an independent vendor based in Dallas, Texas, who provides sales services for signing up radio stations in the U.S. to the Digital Courier network. This vendor has four employees. See "Risk Factors--Dependence on Certain Suppliers."

FACILITIES

  The Company currently leases premises located in Burnaby, British Columbia, Canada. The lease provides for the occupancy of 9,300 square feet and expires in December 1996. The Company believes that additional space will be available to it as the need arises. The Company's computer equipment is located on premises in a secure location. Digital Courier plans to install additional equipment in secure communications facilities outside of its premises in Canada and the United States to reduce operating costs and to achieve a higher degree of network security and fault tolerance. See "Risk Factors--Need to Maintain and Improve Service Quality."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Set forth below is certain information concerning each person who is presently an executive officer, key employee or director of the Company. All officers and directors hold their offices until their respective successors are elected and qualified, or until their earlier resignation or removal.

NAME                      POSITION                                         AGE
- ----                      --------                                         ---
EXECUTIVE OFFICERS AND
 DIRECTORS:
E. Lynn Patterson........ Chairman and Chief Executive Officer             51
Allan J. Kozak........... President and Chief Operating Officer            46
Edward D. Ford(1)........ Vice President, Finance, Chief Financial Officer
                           and Director                                    60
Remy D. Kozak............ Vice President, Marketing                        30
Neil M. Johnson.......... Vice President, Engineering                      41
Bruce D. Maxwell......... Vice President, Network Operations               56
R. Mark Burns............ Vice President, Sales                            46
L. C. (Len) Fowler....... Corporate Secretary                              52
Ian R. Bardsley(2)....... Director                                         47
Samuel L. Duboc(1)(2).... Director                                         34
James W. Peters(1)....... Director                                         45

- --------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  E. Lynn Patterson, Vancouver, B.C., Canada, has served as Chairman and Chief Executive Officer of the Company since March 1996. Prior to such time, Mr. Patterson served in various management positions within the BC TELECOM group of companies for 31 years, including President and Chief Operating Officer of BC TEL, a wholly-owned subsidiary of BC TELECOM. Mr. Patterson is a director and a member of the Human Resource and Compensation Committee of NAV CANADA, a company which is privatizing the air traffic control system of Canada.

  Allan J. Kozak, Maple Ridge, B.C., Canada, the founder of the Company, has served as President and Chief Operating Officer of the Company since March 1996. Prior to such time, between 1982 and 1995 Mr. Kozak held various management positions at MPR, including heading up the Digital Courier development team of MPR.

  Edward D. Ford, Whistler, B.C., Canada, has served as Vice President, Finance and Chief Financial Officer of the Company since March 1996. Mr. Ford served as President and Secretary of Kwikstar from inception to September 1994 and as a director of the Company from inception. A Chartered Accountant with over 35 years business experience, Mr. Ford has served as President since 1986 of Enterprise Developments Inc., a merchant banking and venture capital operations primarily involved in technology enterprises. Mr. Ford was a senior partner at Ford Teleske and Company, an accounting firm, from 1970 to November 1992. Mr. Ford is a director of each of Kinesys Pharmaceutical Corporation, a pharmaceutical company, and Terra West Industries Ltd., an exploration company.

  Remy D. Kozak, Vancouver, B.C., Canada, has served as Vice President, Marketing of the Company since March 1996 and had been with the Digital Courier development team of MPR since January 1994. From October 1992 to February 1994, he led the marketing efforts of the Digital Products Division, which focused on high speed Asynchronous Transfer Mode products. Mr. Kozak received an MBA from the University of British Columbia in 1992, a diploma in International Management studies from Hautes Etudes Commerciales of Paris in 1991 and a B.A.Sc. in Communications Engineering from Simon Fraser University in 1988.

  Neil M. Johnson, Coquitlam, B.C., Canada, has served as Vice President, Engineering of the Company since June 1996. Previously, Mr. Johnson served as Manager of Technology at SHL from July 1993 to May 1996. Prior to such time, Mr. Johnson served in various positions with Digital Equipment of Canada from 1978 to 1993, most recently as a Technology Consultant.

  Bruce D. Maxwell, Vancouver, B.C., Canada, has served as Vice President, Network Operations of the Company since March 1996 and has over 20 years experience in information systems management. Prior to joining the Company, Mr. Maxwell was employed at Glenayre Manufacturing Ltd., from October 1987 to July 1994.

  R. Mark Burns, Belcarra, B.C., Canada, has served as Vice President, Sales of the Company since March 1996. Prior to that, Mr. Burns held various sales management positions at MPR since May 1994. Mr. Burns was a freelance writer and broadcaster from March 1993 to May 1994. From September 1991 to March 1993, Mr. Burns was employed by CHUM Ltd. as the morning anchor for CHQM FM in Vancouver. From October 1990 to September 1991, Mr. Burns was employed by Monarch Broadcasting as Director of News and Public Affairs for CKKL/CKST Radio.

  L.C. (Len) Fowler, White Rock, B.C., Canada, has served as Corporate Secretary of the Company since March 1996. Prior to such time, Mr. Fowler served as President, Secretary and as a director of Kwikstar from September 30, 1994 to November 15, 1995 and continued as a director of the Company thereafter. Mr. Fowler has been Director and Secretary of E.E. Rand & Fowler Ltd., an investment company, since 1989 and has been President and Director of Rand & Fowler Inc., a real estate company, since inception.

  Ian R. Bardsley, Port Coquitlam, B.C., Canada, has served as a director of the Company since November 1995. Mr. Bardsley has served in various management positions with MPR since 1984, most recently serving as President of MPR since February 1996.

  Samuel L. Duboc, Toronto, Ontario, Canada, has served as a director of the Company since November 1995. Mr. Duboc has been an officer of CIBC Wood Gundy Capital since January 1994 and a Managing Director of a Canadian chartered bank since June 1995. Mr. Duboc previously served from April 1991 to January 1994 as Executive Vice President and Chief Operating Officer of Loyalty Management Group Canada Inc., a marketing consulting company. From April 1990 to April 1991, Mr. Duboc was Executive Vice President of Holzman Incorporated, a retail jewelry company.

  James W. Peters, Burnaby, B.C., Canada, has been a director of the Company since November 1995. Mr. Peters has served as Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM since September 1995. Mr. Peters is a director of MPR, and previously served as Assistant Vice President, Director of Mergers and Acquisitions of BC TEL from 1991 to September, 1995.

SHAREHOLDERS AGREEMENT

  Pursuant to a Shareholders Agreement dated April 4, 1996 among MPR, CIBC Wood Gundy Capital and 945, MPR, CIBC Wood Gundy Capital and 945 agreed to vote their Common Shares to elect two directors nominated by MPR, two directors nominated by 945, one director nominated by CIBC Wood Gundy Capital, and one outside director elected by a majority of the Board. Ian Bardsley and James Peters are the nominees of MPR, Samuel Duboc is the nominee of CIBC Wood Gundy Capital and Lynn Patterson and Edward Ford are the nominees of 945. The shareholders agreed to amend the Bylaws to require a two-thirds majority and unanimous approval for certain actions by the Board of Directors. In addition, the shareholders agreed to use their best efforts to cause their nominees to elect Lynn Patterson as Chairman and Chief Executive Officer of the Company and Edward Ford as Vice President, Finance, and Chief Financial Officer of the Company. This agreement terminates on date of listing of the Common Shares on either The Toronto Stock Exchange or the Nasdaq National Market. In connection with this offering, the Company is applying for listing on the Nasdaq National Market.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The Company began its current operations after its acquisition of DCI on November 15, 1995. Len Fowler, the Corporate Secretary of the Company, was the President and Secretary of the Company until November 15, 1995. Mr. Fowler was paid no compensation and received no stock options from the Company from its incorporation until the completion of the Company's fiscal year ending September 30, 1995. No remuneration was paid and no stock options were granted to any of the current directors of the Company, in their capacity as directors, during the fiscal year ended September 30, 1995. No director or executive officer of the Company was indebted to the Company during the fiscal year ended September 30, 1995.

  For the six months ended March 31, 1996, the Company's eleven executive officers and directors received an aggregate of $215,939 in cash compensation. Included in such amount is $69,425 paid to Lynn Patterson & Associates Inc., a company wholly owned by Lynn Patterson, and distributed to certain executive officers.

EMPLOYMENT CONTRACTS

  The Company has entered into written employment contracts for the services of each of Lynn Patterson, Chairman and Chief Executive Officer, and Allan Kozak, President and Chief Operating Officer. Under the terms of these employment contracts, Mr. Patterson and Mr. Kozak are entitled to receive an
annual salary of $    and $   , respectively, subject to annual review and to
participate in the Company's management bonus program. Under this program, such officers are entitled to receive a cash incentive bonus equal to 30% of their annual salary if the Company has positive cash flow in the last two months of calendar 1996. Such employees are subject to confidentiality and non-competition provisions. Such employment contracts may be terminated by the Company for cause or on one year prior written notice without cause and may be terminated by Mr. Patterson or Mr. Kozak, as the case be, on not less than months prior written notice.

  The services of each of Edward Ford, Vice President, Finance and Chief Financial Officer, and Len Fowler, Corporate Secretary, are provided pursuant to Management Agreements with Mr. Ford and Rand & Fowler Inc., respectively. These Management Agreements are for a term of three years with automatic renewal for successive one year terms unless prior notice is given by the Company or by Mr. Ford or Rand & Fowler Inc., as the case may be. Under the Management Agreements, Mr. Ford has agreed to provide his services and Rand & Fowler Inc. has agreed to provide the services of Mr. Fowler for a minimum of 160 days per year for a per day amount of $450. This amount may be increased to $550 per day after November 15, 1996 and to $650 per day after November 15, 1997 subject to positive cash flow and net income being generated by the Company.

  Other key employees of the Company are parties to written employment agreements pursuant to which such employees have acknowledged the proprietary nature of the Company's technology and agreed to keep the technology and information relating thereto in confidence.

STOCK OPTIONS

  1994 Incentive Stock Option Plan. In September 1994, the Board adopted the 1994 Incentive Stock Option Plan (the "1994 Plan") which was approved by the shareholders in September 1994. The Board reserved ten percent (10%) of the issued and outstanding Common Shares on a non-diluted basis for issuance under the 1994 Plan. Such reservation increases or decreases as the number of issued and outstanding Common Shares increases or decreases. The Board granted options to purchase an aggregate of 1,405,555 Common Shares pursuant to the 1994 Plan, of which options to purchase an aggregate of 155,555 Common Shares have been exercised and options to purchase an aggregate of 1,250,000 Common Shares remain outstanding. The outstanding options under the 1994 Plan have a term of five years from the date of grant. The Board has terminated the 1994 Plan and will not issue any further options under the 1994 Plan. On June 25, 1996 the Board adopted the 1996 Stock Option Plan for the purpose of granting any future options to purchase Common Shares to directors, officers, employees and consultants.

  There are currently outstanding options to purchase an aggregate of 1,250,000 Common Shares held by the executive officers and employees of the Company. No directors of the Company who are not executive officers hold any options. The following table sets forth details of such outstanding options:

DESIGNATION               NUMBER OF COMMON   EXERCISE                          MARKET VALUE ON DATE
OF OPTIONEE              SHARES UNDER OPTION  PRICE   EXPIRY DATE VESTING DATE       OF GRANT
- -----------              ------------------- -------- ----------- ------------ --------------------
Executive Officers
 (4 persons)............        362,316       $1.25    3/6/2001      3/6/96           $7.50
 (2 persons)............         26,000       $1.25    5/6/1999      3/6/97           $7.50
 (4 persons)............        191,167       $2.00    3/6/2001      3/6/97           $7.50
 (4 persons)............        191,167       $3.00    3/6/2001     9/30/97           $7.50
 (4 persons)............        190,402       $4.00    3/6/2001     9/30/97           $7.50
 (4 persons)............        185,450       $5.00    3/6/2001     9/30/97           $7.50
Employees
 (30 persons)...........        103,500       $1.25    5/6/1999      3/6/97           $7.50
TOTAL:..................      1,250,000
                              =========

  Each of the above options is not assignable or transferable and shall terminate upon the expiration of one year following the death of the holder of the option or 30 days following the date the holder of the option ceases to be a director, officer or full time employee of the Company.

  1996 Stock Option Plan. In June 1996, the Board adopted the 1996 Stock Option Plan (the "Option Plan") and reserved shares for issuance under the Option Plan that number of Common Shares equal to the lesser of (i) 500,000 Common Shares and (ii) that number of Common Shares which, taken together with those Common Shares subject to issuance under any other employee related plan of the Company including the 1994 Plan, equals 10% of the total Common Shares issued and outstanding from time to time. The Option Plan provides for grants of stock options to employees (including officers and employee directors) and consultants of the Company. It is intended that the Option Plan will be administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of Common Shares subject to the award, the earliest exercise date, the latest exercise date and the percentage of Common Shares exerciseable in any given year.

  The term of a stock option granted under the Option Plan generally may not exceed 10 years. The exercise price of options granted under the Option Plan is determined by the Board of Directors, but, cannot be less than 100% of the closing market price of the Common Shares on the date of grant. No option may be transferred by the optionee other than by will or the laws of descent or distribution. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or disability) may exercise options in the 30 day period following such cessation (unless such options terminate or expire sooner by their terms).

  In the event of a merger or consolidation involving the Company in which the Company is not the surviving corporation, reverse merger, or liquidation or sale of substantially all of the assets of the Company, all outstanding awards under the Option Plan shall either be assumed or substituted by the surviving entity or such awards will continue in full force and effect. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation.

  The Option Plan is subject to shareholder and regulatory approval. As of June 30, 1996, there were no outstanding options under the Option Plan. The Option Plan will terminate on June 25, 2006, unless terminated sooner by the Board of Directors.

  Amended Performance Incentive Plan. In connection with its acquisition of DCI, the Board adopted the Performance Incentive Plan in November 1995, which was later amended in June, 1996 in order to retain and motivate the employees of DCI. Pursuant to the Performance Plan, the Company sold the DCI employees an aggregate of 600,000 Common Shares (the "Shares") at a purchase price of $0.05 per share. The Shares were placed in trust to be distributed to each employee quarterly. The trustee for the Amended Performance Incentive Plan is Edward Ford, Vice President, Finance, and Chief Financial Officer and a director of the Company. As trustee, Edward Ford is the registered shareholder of the Shares and has the power to vote on all matters.

  Pursuant to the terms of the Amended Performance Incentive Plan, the Company has a right to repurchase the Shares which remain in the trust at $0.05 per share if an employee's employment with the Company is terminated for any reason. Such right of repurchase lapses as to 1/48 of the original number of Shares for each employee each month. If the Company's right of repurchase has lapsed as to certain Shares, but such Shares have not been distributed from the trust when an employee's employment terminates, the Company may still repurchase such Shares with the consent of the employee for the fair market value of such shares at the end of the immediately preceding fiscal year. The Company repurchased an aggregate of 11,400 Shares from certain employees. All Shares repurchased by the Company shall be cancelled.

  The first distribution of the Shares to employees will occur on June 30, 1996 when an aggregate of 198,583 Shares will be released to certain employees. Each quarter thereafter, 36,788 Shares will be released to certain employees through February 1, 1999, when 3,706 Common Shares will be released to certain employees each quarter through October 1, 1999, when all of the Shares will be completely distributed.

                             CERTAIN TRANSACTIONS

  On November 15, 1995, DCI and MPR entered into the Technology Transfer and Licensing Agreement (the "Technology Agreement") and the Asset Transfer Agreement (the "Asset Agreement" and together with the Technology Agreement the "Agreements") pursuant to which DCI acquired certain assets and intellectual property rights and assumed certain liabilities of MPR in exchange for an aggregate of 4,046,515 Common Shares of DCI and 2,000,000 Preferred Shares, Series 1 of DCI, each with a value of $1.00 per share. Pursuant to the Technology Agreement, MPR transferred all of its ownership rights in certain software copyrights, source code, hardware technical information, third party licenses and trademarks to DCI in exchange for 3,338,578 Common Shares of DCI and 2,000,000 Preferred Shares, Series 1 of DCI. DCI's rights to certain intellectual property rights were subject to a license back to MPR and BC TEL for their existing activities. MPR also agreed not to compete with DCI for two years. Pursuant to the Asset Agreement, MPR transferred its ownership rights in certain equipment and contracts with customers in exchange for 707,937 Common Shares of DCI. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM, and Ian Bardsley, a director of the Company, is President of MPR.

  On November 15, 1995, DCI and MPR entered into Subscription Agreements with each of CIBC Wood Gundy Capital and 945 pursuant to which DCI issued to such investors an aggregate of 6,000,000 Common Shares for an aggregate of $6,000,000. Pursuant to such agreements, DCI issued an aggregate of 4,000,000 Common Shares to CIBC Wood Gundy Capital for a purchase price of $1.25 per share and issued 2,000,000 Common Shares to 945 for a purchase price of $0.50 per share. On November 15, 1995, Kwikstar entered into Share Purchase Agreements with MPR, 945, CIBC Wood Gundy Capital and Ian Bardsley, as trustee of the Amended Performance Incentive Plan, whereby such shareholders exchanged all of the issued and outstanding Common Shares and Preferred Shares of DCI for 10,646,515 Common Shares of Kwikstar and 2,000,000 Preferred Shares, Series 1 of Kwikstar. James Peters, a director of the Company, is Vice President of Corporate Planning and acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR. Samuel Duboc, a director of the Company, is an officer of CIBC Wood Gundy Capital. Edward Ford, Vice President, Finance, and Chief Financial Officer of the Company, was an officer and sole shareholder of 945 at the time of such transaction. Upon completion of this transaction, Kwikstar changed its name to Digital Courier International Corporation.

  On November 15, 1995, MPR entered into the Indemnity Sharing Agreement (the "Indemnity Agreement") with DCI, CIBC Wood Gundy Capital, 945 and Kwikstar (collectively, the "Indemnitees") whereby MPR agreed to indemnify the Indemnitees up to an aggregate of $6,600,000 for any claim of loss relating to a breach of representations and warranties made by MPR to the Indemnitees in connection with the initial funding of DCI and the acquisition of DCI by the Company. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR. Samuel Duboc, a director of the Company, is an officer of CIBC Wood Gundy Capital. Edward Ford, Vice President, Finance, and Chief Financial Officer of the Company, was an officer and sole shareholder of 945 at the time of such transaction.

  On November 15, 1995, the Company and MPR entered into the Support Services Agreement pursuant to which the MPR agreed to provide DCI with certain administrative services and manufacturing management services and DCI agreed to provide technical support for certain of MPR's customers. The term of such agreement is for two years or terminable upon notice by MPR. From November 1995 through March 1996, the Company acquired services worth $671,000 and materials worth $1,237,000 pursuant to this agreement. The Support Services Agreement was amended on May 1, 1996. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR.

  On November 8, 1995, MPR transferred and assigned to DCI the premises which MPR had leased pursuant to an October 15, 1994 amendment to the Lease Agreement between 2725321 Canada, Inc. and MPR. The lease for the premises assigned to DCI expires on December 31, 1996. The monthly rent for the premises assigned to

DCI is $8,540. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC Telecom and Ian Bardsley, a director of the Company, is President of MPR.

  On November 8, 1995, Kwikstar, DCI and Telecom Leasing Canada (TLC) Limited ("TLC"), a wholly-owned subsidiary of BC TEL Securities Inc., which is a wholly-owned subsidiary of BC TELECOM, entered into a Master Leasing Agreement to allow Kwikstar and DCI to finance the purchase of network equipment over three years. Pursuant to this agreement, TLC has made a total of $10,000,000 available to Kwikstar and DCI to finance the purchase of network equipment. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR.

  In connection with its acquisition of DCI, the Company entered into a Finders Fee Agreement with 667794 Alberta Ltd. ("Altaco") pursuant to which the Company issued Altaco 77,223 Common Shares with a per share value of $0.66 in consideration for introducing the Company to DCI. E. Lynn Patterson, Chairman and Chief Executive Officer of the Company, is President and sole shareholder of Altaco.

  The Company uses BC TEL, a wholly-owned subsidiary of BC TELECOM, as its long distance telephone service provider. The Company paid BC TEL approximately $106,000 for its long distance service in the first four months of 1996. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR.

  The Company has agreed to repurchase the 2,000,000 issued and outstanding Preferred Shares, Series 1 held by MPR for $2.25 million with a portion of the proceeds from this offering. James Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM and Ian Bardsley, a director of the Company, is President of MPR.

  The Company has entered into indemnification agreements with its directors and certain executive officers.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Shares as of June 30, 1996 and as adjusted to reflect the sale of 4,500,000 Common Shares offered by the Company hereby, by (i) each executive officer and each director of the Company and certain entities related to such persons, (ii) all executive officers and directors as a group, (iii) each person who is known by the Company to own beneficially five percent or more of the Company's Common Shares ("5% Shareholders") and (iv) each Selling Shareholder.

                                                             BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                                           PRIOR TO THE OFFERING(1)      NUMBER      AFTER THE OFFERING(1)
                                                          ---------------------------      OF       -------------------------
                                                            NUMBER OF      PERCENT OF    SHARES     NUMBER OF     PERCENT OF
                                                              SHARES          TOTAL      OFFERED      SHARES         TOTAL
                                                          -------------- ------------   -------    ------------- -----------
  Entities affiliated with BC TELECOM Inc.(2)...........  4,046,515         32.4% 800,000        3,246,515        19.1%
  MPR Teltech Ltd.
  James W. Peters
  Ian R. Bardsley
  8999 Nelson Way
  Burnaby, British Columbia
  V5A AB5, Canada

  CIBC Wood Gundy Capital (SFC) Inc.(3).................  4,000,000         32.0% 800,000        3,200,000        18.8%
  Samuel L. Duboc
  BCE Place
  P.O. Box 500
  161 Bay Street, 6th floor
  Toronto, Ontario
  MSJ 258, Canada

  945 Investments Ltd.(4)...............................  2,000,000         16.0%      --(4)            --           *
  James N. Morton
  1750 750 West Pender Street
  Vancouver, British Columbia
  V6C 2T8, Canada

  Oceanstar Capital Management Corporation(5)...........  1,300,000         10.4% 260,000        1,040,000         6.1%
  Sixth Floor, Trade Winds Building
  Bay Street, P.O. Bos N-8220
  Nassau, Bahamas

  Edward D. Ford(6).....................................    616,373          4.9%      --          616,373         3.6%

  RSV Enterprises Ltd.(7)...............................    411,111          3.3%  60,000          351,111         2.1%
  1419 Main Street
  North Vancouver, British Columbia
  V7J 1C9, Canada

  E. Lynn Patterson(8)..................................    315,495          2.5%      --          315,495         1.8%

  Pacific Sea Treasures Ltd.(9).........................    311,111          2.5%  40,000          271,111
  6139 Trapp Ave.
  Burnaby, British Columbia,
  V3N 2V3, Canada                                                                                                  1.6%

  Allan J. Kozak(10)....................................    282,500          3.8%      --          282,500         2.8%

  L. C. (Len) Fowler(11)................................    226,555          1.8%      --          226,555         1.3%

                             BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                           PRIOR TO THE OFFERING(1)      NUMBER   AFTER THE OFFERING(1)
                           ---------------------------     OF     -------------------------
                            NUMBER OF      PERCENT OF    SHARES   NUMBER OF     PERCENT OF
                             SHARES          TOTAL       OFFERED    SHARES         TOTAL
                           -------------- ------------  --------- ------------- -----------
  Thomas F. Orr(12).......        200,000          1.6%    40,000       160,000           *
  62 Ann of Cleaves
  Hampton Court, United
  Kingdom
  Bruce D. Maxwell(13)....         75,000            *         --        75,000           *
  R. Mark Burns(13).......         75,000            *         --        75,000           *
  Remy D. Kozak(13).......         75,000            *         --        75,000           *
  James W. Peters(14).....             --            *         --            --           *
  Ian R. Bardsley(14).....             --            *         --            --           *
  Samuel L. Duboc(15).....             --            *         --            --           *
  Neil M. Johnson(16).....            400            *         --           400           *
  All executive officers
   and directors as a
   group
   (11 persons)(17).......      9,438,360         72.9% 1,600,000     7,838,360        45.2%

- --------
*   Represents less than 1% of the outstanding Common Shares.

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Securities and Exchange Commission, each shareholder is deemed to beneficially own any Common Shares subject to options, warrants or other rights which are currently exercisable or which become exercisable within 60 days of June 30, 1996. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages of ownership assume no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 975,000 Common Shares from the Selling Shareholders. Does not include 2,000,000 Preferred Shares, Series 1 held by MPR. Percentages are based on 12,490,115 Common Shares outstanding as of June 25, 1996 and
     16,990,115 Common Shares outstanding after the completion of this Offering.
 (2) Excludes 2,000,000 Preferred Shares which the Company intends to purchase at the closing of this offering. See "Use of Proceeds." Includes
     4,046,515 Common Shares held by MPR. MPR is a wholly-owned subsidiary of BC TELECOM. Anglo-Canadian Inc. owns 50.1% of BC TELECOM. Anglo-Canadian Inc. is a wholly-owned subsidiary of GTE Corporation. Mr. Peters, a director of the Company, is Vice President of Corporate Planning and Mergers & Acquisitions of BC TELECOM. Mr. Bardsley is President of MPR. Both Mr. Peters and Mr. Bardsley disclaim beneficial ownership of the shares held by MPR except to the extent of each of their pecuniary interests therein. Includes 2,034,886 of the Common Shares held by MPR which are held in escrow pursuant to the Escrow II Agreement. The Common Shares notes are held "of record and beneficially."
 (3) CIBC Wood Gundy Capital is controlled by a Canadian chartered bank. Mr. Duboc, a director of the Company, is an officer of CIBC Wood Gundy
     Capital and is a Managing Director of such Canadian chartered bank. Mr. Duboc disclaims beneficial ownership of the shares held by CIBC Wood
     Gundy Capital except to the extent of his pecuniary interests therein.
     The Common Shares noted are held "of record and beneficially."
 (4) Includes an aggregate of 2,000,000 Common Shares held in trust for the benefit of Oceanstar Capital Management Corporation, RSV Enterprises
     Ltd., Thomas F. Orr and Pacific Sea Treasures Ltd. Includes 1,000,000 Common Shares held in trust by 945 which are held in escrow by Montreal Trust pursuant to the terms of the Escrow II Agreement. Immediately prior to the closing of this offering, the remaining 600,000 Common Shares held in trust by 945 will be distributed to the beneficial owners of such Common Shares pursuant to the terms of the 945 Trust Agreement dated June 20, 1996 (the "945 Trust"). The Common Shares noted are held "of record and beneficially."
 (5) All of the Common Shares held by Oceanstar Capital Management Corporation ("Oceanstar") are held in trust by 945. Includes 650,000 Common Shares held in trust by 945 for Oceanstar which are held in escrow by Montreal Trust pursuant to the terms of Escrow II Agreement. The remaining 390,000 Common shares held in trust by 945 will be distributed to Oceanstar immediately prior to the closing of this offering pursuant to the terms of the 945 Trust.
 (6) Includes 81,633 Common Shares which may be acquired within 60 days pursuant to outstanding options. Includes 111,112 Common Shares which are held in escrow by Montreal Trust pursuant to the Escrow I Agreement. Also includes 390,017 Common Shares which Mr. Ford holds in trust for the benefit of certain employees of the Company pursuant to the terms of the Amended Performance Incentive Plan. Mr. Ford disclaims beneficial ownership of such shares.
 (7) Includes 111,111 Common Shares held by Rory Vickery which are held in escrow by Montreal Trust pursuant to the terms of the Escrow I Agreement. Includes 300,000 Common Shares held by RSV Enterprises Ltd. ("RSV") which are held in trust by 945. Includes 150,000 Common Shares held in trust by 945 for RSV which are held in escrow by Montreal Trust pursuant to the terms of the Escrow II Agreement. Rory Vickery is president of RSV. The remaining 140,000 Common Shares held in trust by 945 will be distributed to RSV immediately prior to the closing of this offering pursuant to the terms of the 945 Trust.
 (8) Includes 96,050 Common Shares which may be acquired within 60 days pursuant to outstanding options. Includes 77,223 Common Shares held by Altaco of which Mr. Patterson is President and sole shareholder. Also includes 111,111 Common Shares which are held in escrow by Montreal Trust pursuant to the terms of the Escrow I Agreement. Includes 31,111 Common Shares which are held by Erica Patterson, Mr. Patterson's wife.
 (9) Includes 111,111 Common Shares which are held in escrow by Montreal Trust pursuant to the terms of the Escrow I Agreement. Also includes 200,000 Common Shares which are held in trust by 945. Includes 100,000 Common Shares held in trust by 945 for Pacific Sea Treasures Ltd. which are held in escrow by Montreal Trust pursuant to the terms of Escrow II Agreement. The remaining 60,000 Common Shares held in trust by 945 will be distributed to Pacific Sea Treasures Ltd. immediately prior to the closing of this offering pursuant to the terms of the 945 Trust.
(10) Includes 82,500 Common Shares which may be acquired within 60 days pursuant to outstanding options. Also includes 129,167 Common Shares which are held in trust by Edward Ford pursuant to the Amended
     Performance Incentive Plan and which are subject to repurchase by the Company.
(11) Includes 81,633 Common Shares which may be acquired within 60 days pursuant to outstanding options. Includes 3,000 Common Shares held by Kimberlee Fowler, Mr. Fowler's daughter. Mr. Fowler disclaims beneficial ownership of such shares.
(12) Includes 200,000 Common Shares which are held in trust by 945. Includes 100,000 Common Shares held in trust by 945 for Thomas F. Orr which are held in escrow by Montreal Trust pursuant to the terms of Escrow II Agreement. The remaining 60,000 Common Shares held in trust by 945 will be distributed to Mr. Orr immediately prior to the closing of this offering pursuant to the terms of the 945 Trust.
(13) Includes 48,438 Common Shares which are held in trust by Edward Ford pursuant to the terms of the Amended Performance Incentive Plan and which are subject to repurchase by the Company.
(14) Excludes 4,046,515 Common Shares held by MPR, of which 800,000 Common Shares are being sold in this offering, and 2,000,000 Preferred Shares, Series 1 held by MPR. See footnote 2.
(15) Excludes 4,000,000 Common Shares held by CIBC Wood Gundy Capital, of which 800,000 Common Shares are being sold in this offering. See footnote 3.
(16) Includes 400 Common Shares held by Shirley Johnson, Mr. Johnson's wife.
(17) Prior to this offering, includes an aggregate of 8,158,249 Common Shares held by affiliates of the directors and executive officers of the Company of which an aggregate of 2,034,886 Common Shares are held in escrow by Montreal Trust pursuant to the terms of the Escrow II Agreement. Includes an aggregate of 333,334 Common Shares held in escrow by Montreal Trust pursuant to the terms of the Escrow I Agreement. Also includes an aggregate of 341,816 Common Shares which may be acquired within 60 days pursuant to outstanding options and an aggregate of 115,539 Common Shares which are held in trust for certain employees by Edward Ford pursuant to the terms of the Amended Performance Incentive Plan and which are subject to repurchase by the Company. Following this offering, includes 6,557,834 Common Shares held by affiliates of the directors and executive officers of the Company.

                         DESCRIPTION OF SHARE CAPITAL

  The authorized share capital of the Company consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series. As of June 30, 1996, 12,490,115 Common Shares will be issued and outstanding and 2,000,000 Preferred Shares designated as Preferred Shares, Series 1 will be issued and outstanding.

COMMON SHARES

  The Common Shares entitle the holders thereof to one vote at meetings of the shareholders of the Company, except meetings at which only the holders of another class or series of shares are entitled to vote and, subject to the prior rights of holders of any Preferred Shares, to receive any dividends declared by the Board of Directors and the property of the Company upon dissolution. The Common Shares carry no preemptive rights, conversion rights, redemption provisions, sinking fund provisions or liability to further calls or to assessment by the Company. There are no restrictions on the repurchase or redemption of the Common Shares by the Company except under applicable securities laws and to the extent any such repurchase or redemption would render the Company insolvent.

PREFERRED SHARES

  The Preferred Shares may be issued in one or more series and the directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges, restrictions and conditions attached to the shares of such series. The Preferred Shares as a class are entitled to a priority over the Common Shares with respect to the payment of dividends and the distribution of assets upon liquidation of the Company. Although the Company has no current plans to issue any additional Preferred Shares, the rights of the holders of Common Shares would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Shares that may be issued in the future. Issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change in control of the Company.

  The directors have designated 2,000,000 Preferred Shares, Series 1 (the "Series 1 Shares") as the first series of Preferred Shares. All of the Series 1 Shares issued and outstanding are held by MPR. The Company has agreed to repurchase all of the Series 1 Shares from MPR for $2.25 million with a portion of the proceeds from this offering. The holders of the Series 1 Shares are not entitled to receive notice of, attend or vote at any meeting of the shareholders of the Company except as required by law. No dividends may be declared or paid at any time on the Series 1 Shares. In the event of the liquidation of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Shares are entitled to receive the amount paid up thereon before any amount is paid or any assets or property of the Company are distributed to the holders of the Common Shares and any other shares ranking junior to the Series 1 Shares. After such payment, the holders of Series 1 Shares are not entitled to share in any further distribution of the property and assets of the Company. The Series 1 Shares were issued at a price of $1.00 per share and have a Redemption Price and Retraction Price of $1.00 per share.

  On the 30th day following the end of each quarter of the Company's fiscal year, the Company is obligated, subject to the provisions of the Business Corporations Act (Alberta), to redeem Series 1 Shares having an aggregate Redemption Price equal to 50% of the Gross Margin of the Company for such financial quarter. Gross Margin is defined as the aggregate gross proceeds of sale or license received by the Company arising from or relating to the MI-320 ISDN terminal adapter, the NDIS communications drivers and the Capella MPEG PC Codec less the Company's costs to produce such products and technology (excluding marketing and selling costs) all as determined by the Company's auditor. In addition, the Company may, at its option, at any time redeem all or any part of the Series 1 Shares then outstanding on 10 days prior written notice to the holder of the Series 1 Shares to be redeemed. The Company shall pay a Redemption Price of $1.00 per Series 1 Share in cash for such optional redemptions unless the holder of the Series 1 Shares to be redeemed notifies the Company in writing at least 5 days prior to the redemption date that such holder wishes to receive Common Shares. In such event, such holder shall be entitled to receive a number of Common Shares equal to one-half the number of Series 1 Shares being redeemed and the Redemption Price in cash for the remaining one half of the Series 1 Shares being redeemed.

  A holder of Series 1 Shares may, at any time after November 15, 1998, demand by notice in writing to the Company that the Company redeem the whole or any part of the Series 1 Shares held by such holder. In such event, the holder of the Series 1 Shares to be redeemed is entitled, at its option, to receive a number of Common Shares equal to the number of Series 1 Shares being redeemed or to receive the aggregate Retraction Price for the Series 1 Shares being redeemed, which amount is payable in twelve equal monthly installments commencing on the last day of the first full month following the retraction date.

ESCROW AGREEMENTS

 Escrow Agreement (the "Escrow I Agreement")

  The Escrow I Agreement is dated October 31, 1994 among Kwikstar, Montreal Trust and Donida Investments Ltd., Pacific Sea Treasures Ltd., Edward D. Ford, L.C. (Len) Fowler, Donald E. Snyder, David Sutherland, Rorie Vickery and John Wolfe (the "Shareholders"). Pursuant to the Escrow I Agreement, the Shareholders, who were the original investors of the Company, put an aggregate of 888,889 Common Shares into escrow. The parties agreed that such shares should not be sold or released from escrow without the consent of the Alberta Securities Commission. One-third of the original number of shares were released with the consent of the Alberta Commission on April 4, 1996. At April 4, 1997, the Alberta Securities Commission will determine whether one-third of the original number of shares shall be released automatically on each of April 4, 1998 and April 4, 1999, respectively. All voting rights of such escrowed shares have been retained by the Shareholders.

 Combined Automatic and Performance Escrow Agreement (the "Escrow II
Agreement")

  The Escrow II Agreement is dated April 1, 1996 among the Company, Montreal Trust and MPR and 945. MPR and 945 agreed not to sell or have released from escrow 2,034,886 and 1,000,000 Common Shares, respectively, without the consent of The Alberta Stock Exchange. Pursuant to the Escrow II Agreement, the Alberta Stock Exchange will agree to release the Common Shares for a secondary offering by way of a prospectus filed in Canada provided that the Company has reached the Financial Breakeven Level (as defined in the Escrow II Agreement). One-third of the Common Shares held in escrow shall automatically be released on each of March 5, 1997, March 5, 1998 and March 5, 1999. In addition, one Common Share can be released earlier upon the consent of The Alberta Stock Exchange for each $0.22 of cumulative Cash Flow (as defined in the Escrow II Agreement). Consent of The Alberta Stock Exchange can only be requested once per year. Voting rights were retained by the 945 and MPR.

CERTAIN RIGHTS OF SHAREHOLDERS

  In accordance with the provisions of the Business Corporations Act (Alberta), the amendment of certain rights of holders of a class of shares, including the Common Shares, requires the approval of not less than two-thirds of the votes cast by the holders of such shares voting at a special meeting of such holders. In certain circumstances where the rights of Common Shares are amended or adversely affected by an amendment to the Company's articles, however, holders of Common Shares have the right under such Act to dissent from such amendment and to require the Company to pay them the then fair value of the Common Shares.

TRANSFER AGENT, REGISTRAR AND AUDITOR

  The Company's Transfer Agent and Registrar is Montreal Trust at its principal office in Calgary, Alberta, Canada. The Company's auditors are KPMG Peat Marwick Thorne, chartered accountants, 777 Dunsmuir Street, Vancouver, British Columbia.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of Common Shares into the public market (whether on The Alberta Stock Exchange or on the Nasdaq National Market) following this offering could adversely affect the market price of the Common Shares. Upon completion of this offering, 16,970,115 Common Shares will be outstanding, including the shares issued by the Company in connection with this offering. Of the 12,490,115 Common Shares outstanding prior to the issuance of the shares in this offering, 2,000,000 Common Shares will be sold in this offering by the Selling Shareholders and approximately 9,200,127 Common Shares are subject to lock-up agreements under which the holders have agreed not to sell such Common Shares for a period of 180 days following the date of this Prospectus. Oppenheimer & Co., Inc. may release such Common Shares from the lock-up in its sole discretion at any time and without public announcement. Of the remaining shares, 793,055 Common Shares are freely tradeable in the U.S. and in certain provinces of Canada. An aggregate of 48,061 Common Shares have been distributed to certain employees of the Company pursuant to the Amended Performance Incentive Plan. The Common Shares distributed to employees may be subject to resale restrictions under Canadian law depending upon the province in which such employee resides. Pursuant to the Company's Amended Performance Incentive Plan, 115,539 Common Shares are held in trust for the benefit of certain employees and are subject to repurchase by the Company, of which 10,225 Common Shares will be distributed to such employees from the trust each quarter until March 1, 1999 and 3,706 Common Shares will be distributed thereafter to such employees from the trust each quarter until November 1, 1999, subject to employees continuing their employment with the Company. Such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, as they are distributed, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions which may be applicable under Canadian law depending upon the province in which such employee resides and, in the case of affiliates of the Company selling into the U.S. market, to the volume restrictions of Rule 144 under the Securities Act. In addition, 333,333 Common Shares are held in escrow pursuant to the Escrow I Agreement. One-third of such Common Shares shall be released on April 4, 1997 with the consent of the Alberta Securities Commission, who will also then determine if one-third of the original shares shall be released on each of April 4, 1998 and April 4, 1999. Once released, such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions under Canadian law which may apply where such Common Shares were acquired pursuant to a prospectus exemption and, in the case of affiliates of the Company selling into the U.S., to the volume restrictions of Rule 144 under the Securities Act.

  Upon expiration of the lock-up period (or earlier with such consent), 5,184,685 shares subject to the lock-up will also be available for sale on The Alberta Stock Exchange or sale into the U.S. public market, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions under Canadian law which may apply where such Common Shares were acquired pursuant to a prospectus exemption and, in the case of affiliates of the Company selling into the U.S. market, to the volume restrictions of Rule 144 under the Securities Act. In addition, 555,556 Common Shares will be still held in escrow pursuant to the Escrow I Agreement. Also, 3,034,886 Common Shares subject to the lock-up will be held in escrow pursuant to the Escrow II Agreement. Pursuant to the Escrow II Agreement, one-third of the Common Shares held in escrow by Montreal Trust will be released from escrow on each of March 5, 1997, March 5, 1998 and March 5, 1999 unless otherwise sooner released upon the attainment of certain performance goals by the Company and the consent of the Alberta Securities Commission. 203,647 Common Shares subject to lock-up agreements and distributed to certain employees of the Company pursuant to the Amended Performance Incentive Plan may be subject to resale restrictions depending upon the province in which such employees resides. Finally, 221,353 Common Shares subject to the lock-up will be held in trust for the benefit of certain employees pursuant to the Company's Amended Performance Incentive Plan and be subject to repurchase by the Company, of which 26,563 Common Shares will be distributed to such employees from the trust each quarter until March 1, 1999, subect to employees continuing their employment with the Company. Such Common Shares will be freely tradeable in the U.S. and in certain provinces of Canada, as they are distributed, subject to the rules under Canadian securities legislation relating to sales of securities from a control block, resale restrictions which may be applicable under Canadian law depending upon the province in which such employee resides and, in the case of affiliates of the Company selling into the U.S. market, to volume restrictions of Rule 144 under the Securities Act. There are no volume restrictions with respect to sale of the shares by affiliates or otherwise on The Alberta Stock Exchange, and the market prices of the Common Shares in the U.S. can be expected to be directly influenced by the trading price of the Common Shares on The Alberta Stock Exchange. See "Shares Eligible for Future Sale" and "Underwriting."

RESALES BY AFFILIATES AND HOLDERS OF RESTRICTED SECURITIES; RULE 144

  Resales by affiliates in the United States generally must be effected under Rule 144. Under Rule 144 as currently in effect, any person who has beneficially owned "restricted" Common Shares (i.e., Common Shares acquired directly or indirectly from the Company or an Affiliate in a transaction or chain of transactions not involving any public offering) for at least two years is entitled to sell, within any three-month period, a number of such shares (which number must include shares of other persons whose shares are aggregated with such shares) not exceeding the greater of 1% of the then-outstanding Common Shares or the average weekly trading volume of the Common Shares on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. In addition, a person who has not been an Affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such Common Shares without regard to the foregoing volume limitations, manner of sale provisions or notice or other requirements of Rule
144. Sales of Common Shares by an Affiliate of the Company (or by a person who has been an Affiliate within the three months preceding the sale) are subject to such volume limitations, manner of sale provisions and notice and other requirements of Rule 144, regardless of the period of time that the Common Shares are held by such Affiliate (and whether or not such Common Shares were acquired not by way of public offering). Because the Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, sales under Rule 144 cannot take place prior to 90 days after the date of this Prospectus. "Affiliates" of the Company include all executive officers and directors of the Company and all other persons that directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, the Company. Resales by affiliates generally may be effected in Canada without the restrictions imposed by Rule 144, including the volume limitations and public reporting requirements, subject to the rules under Canadian securities legislation relating to sales of securities from a control block and resales of securities purchased under exemptions from prospectus requirements.

                       CERTAIN INCOME TAX CONSIDERATIONS

  The following is a general summary of certain Canadian and U.S. federal income tax consequences to U.S. Holders (who deal at arm's length with the Company) of the purchase, ownership and disposition of Common Shares. For the purposes of this discussion, a "U.S. Holder" means an individual citizen or resident of the United States, a corporation organized under the laws of the United States or of any political subdivision thereof, a partner in a partnership only to the extent that the partnership's income is subject to U.S. federal income tax, or an estate or trust the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source and that, in each case, does not carry on business in Canada, has not been at any time a resident of Canada for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") and is a resident of the United States under the Canada-United States Income Tax Convention (1980) (the "Convention").

  This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. The summary does not address any aspect of any provincial, state or local tax laws or the tax laws of jurisdictions outside the United States or Canada or the tax considerations applicable to non-U.S. Holders. Accordingly, prospective investors should consult with their own tax advisers for advice with respect to the income tax consequences to them having regard to their own particular circumstances, including any consequences of an investment in Common Shares arising under any provincial, state or local tax laws or the tax laws of jurisdictions outside the United States or Canada.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder and proposed amendments thereto publicly announced by the Department of Finance, Canada prior to the date hereof. It does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial action.

  The following summary applies only to U.S. Holders who hold their Common Shares as capital property. In general, Common Shares will be considered capital property of a holder where the holder is neither a trader nor dealer in securities, does not hold the Common Shares in the course of carrying on a business and is not engaged in an adventure in the nature of trade in respect thereof. This summary does not apply to holders who are "financial institutions" within the meaning of the mark-to-market rules contained in the Canadian Tax Act.

  Amounts in respect of Common Shares paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to a shareholder who is not a resident of Canada within the meaning of the Canadian Tax Act will generally be subject to Canadian non-resident withholding tax. Such withholding tax is levied at a basic rate of 25% which may be reduced pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the non-resident. Under the Convention, the rate of Canadian non-resident withholding tax on the gross amount of dividends beneficially owned by a U.S. Holder is generally 15%. However, where such beneficial owner is a company which owns at least 10% of the voting stock of the Company, the rate of such withholding is 6% for 1996 and 5% thereafter.

  A purchase of Common Shares by the Company (other than by a purchase in the open market in the manner in which shares are normally purchased by a member of the public) will give rise to a deemed dividend equal to the amount paid by the Company on the purchase in excess of the paid-up capital of such shares, determined in accordance with the Canadian Tax Act. Any such dividend deemed to have been received by a person not resident in Canada will be subject to non-resident withholding tax as described above. The amount of any such deemed dividend will reduce the proceeds of disposition to a holder of Common Shares for purposes of computing the amount of the holder's capital gain or loss arising on the disposition.

  A holder of Common Shares who is not a resident of Canada within the meaning of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act in respect of any capital gain arising on a disposition of Common Shares (including on a purchase by the Company) unless such shares constitute taxable Canadian property of the holder for purposes of the Canadian Tax Act and such holder is not entitled to relief under an applicable tax treaty. Common Shares will generally not constitute taxable Canadian property of a U.S. Holder unless such person has at any time during the five year period immediately preceding the disposition of the Common Shares owned, either alone or together with persons with whom he does not deal at arm's length, 25% or more of the issued shares of any class of the capital stock of the Company. In any event, under the Convention, gains derived by a U.S. Holder from the disposition of Common Shares will generally not be subject to tax in Canada unless the value of the Company's shares is derived principally from real or certain other immoveable property situated in Canada.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

  This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change thereby changing the U.S. federal income tax considerations discussed below. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder based on such U.S. Holder's particular circumstances and does not address foreign, state, local or other tax consequences. In particular, the following summary does not address the tax treatment of U.S. Holders who are broker-dealers or who own, actually or constructively, 10% or more of the Company's outstanding voting shares, and other certain U.S. Holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, S corporations, mutual funds, small business investment companies, regulated investment companies, and persons subject to the alternative minimum tax) who may be subject to special rules not discussed below. This summary applies only to U.S. Holders who hold Common Shares as capital assets within the meaning of section 1221 of the Code, and does not cover all aspects of U.S. federal taxation that may be relevant to a purchaser in light of his or her particular circumstances. Furthermore, estate and gift tax consequences are not discussed herein. No ruling from the IRS will be requested with respect to any of the matters discussed herein.

  Dividends. For U.S. federal income tax purposes, a U.S. Holder of Common Shares generally will realize, to the extent of the Company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), ordinary income (treated as foreign source dividend income) on the receipt of cash dividends on the Common Shares equal to the U.S. dollar value of such dividends on the date of receipt (based on the exchange rate on such date) without reduction for any Canadian withholding tax. To the extent, if any, that distributions made by the Company to a U.S. Holder of Common Shares exceed the current and accumulated earnings and profits of the Company, such distributions will be treated as a tax-free return of capital to the extent of such U.S. Holder's adjusted basis for such Common Shares, and to the extent in excess of adjusted basis, as capital gain, thus reducing the U.S. Holder's adjusted tax basis in such Common Shares and increasing the amount of gain (or reducing the amount of loss) which may be realized by such U.S. Holder upon a sale or exchange of the Common Shares. The amount of any distribution which exceeds the U.S. Holder's adjusted basis in the Common Shares will be long-term capital gain if the U.S. Holder's holding period for such Common Shares exceeds one year. Dividends paid on the Common Shares will not be eligible for the dividends received deduction available in certain cases to U.S. corporations. In the case of foreign currency received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollars value on the date of receipt. Any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including an exchange for U.S. dollars, will be ordinary income or loss. Subject to certain requirements and limitations imposed by the Code, a U.S. Holder may elect to claim the Canadian tax withheld or paid with respect to dividends on the Common Shares either as a deduction or as a foreign tax credit against the U.S. federal income tax liability of such U.S. Holder. In general, a U.S. Holder may utilize foreign tax credits only to the extent of its foreign source income, which would include any dividends paid by the Company but generally would not include any gain realized upon a disposition of Common Shares. The requirements and limitations imposed by the Code with respect to the foreign tax credit are complex and beyond the scope of this summary, and consequently prospective purchasers of Common Shares should consult with their own tax advisers to determine whether and to what extent they would be entitled to such credit.

  Sale or Exchange of Common Shares. For U.S. federal income tax purposes, upon a sale or exchange of a Common Share, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Share. If a Common Share is held as a capital asset, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held such Common Share for more than one year at the time of the sale or exchange. The gain, if any, will generally be U.S. source income. If the amount realized on such sale is not denominated in U.S. dollars, the amount realized will be equal to the U.S. dollar value thereof determined at the spot rate on the date of the sale or exchange.

  Backup Withholding. Under section 3406 of the Code and applicable U.S. Treasury regulations, a non-corporate U.S. Holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends paid on, or the proceeds of a sale, exchange or redemption of, the Common Shares. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required,
(ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, the Company will be required to withhold an amount equal to 31% from any dividend payment made with respect to the Common Shares to a non-corporate U.S. Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's U.S. federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the U.S. Holders of the Common Shares and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

  Passive Foreign Investment Company ("PFIC"). Shareholders of a PFIC must pay an interest charge on the portion of any "excess distributions" of the PFIC allocable to prior years, unless an election has been made by the shareholder and the PFIC to treat the PFIC as a qualified electing fund ("QEF"). An excess distribution includes (1) all gains from dispositions of PFIC stock, whether actual or deemed, and whether or not the disposition would ordinarily be subject to a nonrecognition provision of the Code, and (2) the amount by which the current year's actual distributions exceed 125% of the average distributions over the prior three years. The excess distributions are allocated to prior years during which the corporation was a PFIC, are taxed at the highest marginal rate in effect for such years and are subject to an interest charge. If the shareholder has made an election to treat the PFIC as a QEF, the shareholder generally will be treated as receiving an annual distribution of its share of the PFIC's earnings and profits, classified as either ordinary income or capital gain, depending on the underlying income of the PFIC. A foreign corporation will be characterized as a PFIC if either (1) 75% or more of its gross income is passive; or (2) 50% or more of its assets produce, or are held for the production of, passive income.

  For both tests look-through rules apply such that (1) where a foreign corporation directly or indirectly owns 25% or more (by value) of the stock of another corporation (the subsidiary) the assets and income of the subsidiary are treated as owned by the foreign corporation for purposes of determining PFIC status; (2) dividends, interest, rents, and royalties received from related persons and the assets to which such payments relate, are characterized based upon the income of the related person; and (3) if a foreign corporation owns at least 25% of the stock of a U.S. corporation then any stock held by the U.S. corporation in a U.S. C corporation, which is not a regulated investment company or a REIT, is treated as a nonpassive asset, and the income from the stock is treated as nonpassive income, when attributed to the foreign corporation for purposes of determining PFIC status.

  The Company intends to conduct its business in the future in such a manner that its income and assets will be such that it will continue not to constitute a PFIC.

  Controlled Foreign Corporation ("CFC"). If a U.S. person owns directly or indirectly 10% or more of the voting power of all classes of stock entitled to vote of a CFC, such person is taxed on the subpart F income (generally, passive income (defined below), certain income from transactions with related parties and certain income from shipping, oil and insurance activities) of such corporation in the year in which it is earned. A CFC is a foreign corporation more than 50% of the stock of which (by vote or value) is owned directly or indirectly by U.S. persons who each own 10% or more of the voting power of all classes entitled to vote. Passive income generally includes: (1) interest (or income equivalent thereto), dividends, royalties, rents, and annuities; (2) net gains from the sale or exchange of property which gives rise to any of the above types of income or does not give rise to income; (3) net gains from the sale or exchange of an interest in a partnership, trust or REMIC; and (4) net gains from commodities or foreign currency transactions.

  The Company is not a CFC and does not believe that it will become a CFC after this offering.

  Personal Holding Companies. A non-U.S. corporation may be classified as a personal holding company (a "PHC") for U.S. federal income tax purposes if both of the following two tests are satisfied: (i) if at any time during the last half of the Company's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (under certain attribution rules) more than 50% of the stock of the corporation by value (the "PHC Ownership Test") and (ii) such non-U.S. corporation receives 60% or more of its U.S. related gross income, as specifically adjusted, from certain passive sources such as dividends and royalty payments (the "PHC Income Test"). Such a corporation is taxed (currently at a rate of 39.6%) on certain of its undistributed U.S. source income (including certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) to the extent amounts at least equal to such income are not distributed to shareholders.

  The Company does not believe that the PHC Ownership Test is currently satisfied, nor that it will be satisfied after the Offering. While there can be no assurance that the Company will fail to satisfy the PHC Income Test, the Company does not believe that the PHC Income Test is currently satisfied, nor that it will be satisfied after this offering.

  Foreign Personal Holding Companies. A non-U.S. corporation will be classified as a foreign personal holding company (a "FPHC") for U.S. federal income tax purposes if both of the two following tests are satisfied: (i) five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) the corporation receives at least 60% (50% in later years) of its gross income (regardless of source), as specifically adjusted, from certain passive sources. If such a corporation is classified as an FPHC, a portion of its "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) would be imputed to all of its shareholders who are U.S. Holders on the last day of the corporation's taxable year, or, if earlier, the last day on which it is classifiable as an FPHC. Such income would be taxable as a dividend, even if no cash dividend is actually paid. U.S. Holders who dispose of their shares prior to such date would not be subject to tax under these rules.

  The Company is not an FPHC and believes that it will not be classified as an FPHC after this offering.

  Foreign Investment Company ("FIC"). A shareholder of an FIC must treat as ordinary income any gain on the sale of FIC stock to the extent of such shareholder's ratable share of the FIC's earnings and profits, where such gain would otherwise be long-term capital gain. An FIC is any foreign corporation
(1) registered under the Investment Company Act of 1940, or (2) engaged primarily in the business of investing, reinvesting, or trading in securities, commodities or any interest in securities or commodities during any year in which 50% or more of its stock (by vote or value) is held, directly or indirectly, by U.S. persons. The PFIC rules were enacted after the FIC rules, but did not repeal the FIC provisions. However, the FIC rules do not apply to the earnings and profits of a company for any taxable year beginning after 1986 if the company was a PFIC for that year. The Company is not an FIC and believes that it will not be classified as an FIC after this offering.

                            GOVERNMENTAL REGULATION

  Canada has no foreign exchange restrictions on the export or import of capital, nor on the remittance of dividends, interest or other payment to non-resident security holders. There are no foreign exchange controls other than applicable withholding taxes.

  There is no limitation imposed by Canadian law or by the articles or other charter documents of the Company on the right of a non-resident to hold or vote Common Shares or Preferred Shares of the Company with voting rights (collectively, "Voting Shares"), other than as provided in the Investment Canada Act (the "Investment Act"). The Investment Act requires certain "non-Canadian" individuals, governments, corporations or other entities who wish to acquire a "Canadian business" (as defined in the Investment Act) to file either a notification or an application for review with the Director of Investments, Department of Industry, Government of Canada. The Investment Act requires that certain acquisitions of control of a Canadian business by a "non-Canadian" must be reviewed and approved in advance by the Minister responsible for the Investment Act on the basis that he is satisfied that the acquisition is likely to be of benefit to Canada. The Investment Act provides detailed rules for the determination of whether control has been acquired and, pursuant to those rules, the acquisition of one-third or more of the voting shares of a corporation may, in some circumstances, be considered to constitute an acquisition of control. Failure to comply with the Investment Act could result in, among other things, an injunction or court order directing disposition of the assets or shares.

  The Competition Act (Canada) is a law of general application regulating "mergers" (as defined in the Competition Act). A "merger" is defined in the Competition Act to include the acquisition of control over a significant interest in the whole or a part of a business of a person. Where the Competition Tribunal established under the Competition Tribunal Act (Canada) finds that a merger "prevents or lessens, or is likely to prevent or lessen, competition substantially," it has the power to, among other things, prohibit or dissolve the merger. The Competition Act also requires that persons proposing certain transactions, before completing these transactions, notify the Director of Investigation and Research appointed under the Competition Act that the transactions are proposed and supply the Director with certain information. In such situations, the Competition Act prescribes the time periods following notification which must expire before the transactions may proceed. In the case of the acquisition of voting shares of a corporation which are publicly traded, the acquisition by a person of the voting shares which would result in such person, together with its affiliates, owning 20 percent or less of the votes of all outstanding voting shares would not require a notification to be made.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company, the Selling Shareholders and each of the Underwriters named below, for whom Oppenheimer & Co., Inc., Hanifen, Imhoff Inc., CIBC Wood Gundy Securities Inc. and RBC Dominion Securities Inc., are acting as Representatives (the "Representatives"), each of the Underwriters named below has severally agreed to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the Common Shares set forth opposite such Underwriter's name below.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Oppenheimer & Co., Inc.............................................
   Hanifen, Imhoff Inc................................................
   CIBC Wood Gundy Securities Inc.....................................
   RBC Dominion Securities Inc. ......................................
                                                                       ---------
     Total............................................................ 6,500,000
                                                                       =========

  Of such Common Shares, 4,500,000 shares are being sold by the Company and 2,000,000 shares are being sold by the Selling Shareholders.

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain other stated events. The nature of the Underwriters' obligations, however, is such that they are committed to purchase all of the above Common Shares if any are purchased.

  The offering is being made currently in the United States and in all the provinces of Canada. The Underwriters propose to offer the Common Shares to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of US$    per
share to certain dealers, of which a concession not in excess of US$    per
share may be reallowed to certain other brokers and dealers. After the offering, the offering price, allowances, concessions, and other selling terms may from time to time be changed by the Representatives. Purchasers will be required to pay for the Common Shares in United States dollars. CIBC Wood Gundy Securities Inc. and RBC Dominion Securities Inc. will offer Common Shares for sale in the United States through their United States broker-dealer affiliates. Neither Oppenheimer & Co., Inc. nor Hanifen, Imhoff Inc. will offer Common Shares for sale in Canada.

  The Underwriters have advised the Company that they do not intend to confirm sales of Common Shares offered hereby to accounts over which they exercise discretionary authority.

  The Selling Shareholders have granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 975,000 additional Common Shares to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus. If the Underwriters exercise the over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Common Shares to be purchased by it, as shown on the above table bears to the 6,500,000 Common

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
DIGITAL COURIER INTERNATIONAL CORPORATION:
    Consolidated Financial Statements for the Six-Month Period Ended March
     31, 1996
    Report of KPMG Peat Marwick Thorne, Chartered Accountants.............  F-2
    Consolidated Balance Sheet............................................  F-3
    Consolidated Statement of Operations and Deficit......................  F-4
    Consolidated Statement of Changes in Financial Position...............  F-5
    Notes to Consolidated Financial Statements............................  F-6
KWIKSTAR COMMUNICATIONS LTD.
    Financial Statements for the Years Ended September 30, 1994 and 1995
    Report of Nemeth Thody Anderson, Chartered Accountants................ F-16
    Balance Sheet......................................................... F-17
    Statement of Operations............................................... F-18
    Statement of Deficit.................................................. F-19
    Statement of Changes in Financial Position............................ F-20
    Notes to Financial Statements......................................... F-21

                               AUDITORS' REPORT

To the Board of Directors
Digital Courier International Corporation

  We have audited the consolidated balance sheets of Digital Courier International Corporation as at March 31, 1996 and September 30, 1995 and the consolidated statements of operations and deficit, and changes in financial position for the six month period ended March 31, 1996 and the period from incorporation on November 24, 1994 to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 1996 and September 30, 1995 and the results of its operations and the changes in its financial position for the six month period ended March 31, 1996 and the period from incorporation on November 24, 1994 to September 30, 1995 in accordance with generally accepted accounting principles in Canada.

  Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the six month period ended March 31, 1996, and shareholders' equity as of March 31, 1996, to the extent summarized in Note 11 to the consolidated financial statements.

KPMG Peat Marwick Thorne
Chartered Accountants

Vancouver, Canada
June 14, 1996

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                        (EXPRESSED IN CANADIAN DOLLARS)

                                                       MARCH 31,   SEPTEMBER 30,
                                                         1996          1995
                                                      -----------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $ 3,209,195      $  1
  Accounts receivable................................     261,885       --
  GST receivable.....................................     201,487       --
  Inventories........................................     129,260       --
  Promissory note receivable.........................      24,688       --
  Prepaids...........................................      62,655       --
                                                      -----------      ----
                                                        3,889,170         1
Capital assets (note 4)..............................   4,956,787       --
Intellectual property (note 5).......................   1,750,000       --
                                                      -----------      ----
                                                      $10,595,957      $  1
                                                      ===========      ====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities........... $ 2,074,757      $--
  Payable to related party (note 6)..................   1,218,044       --
                                                      -----------      ----
                                                        3,292,801       --
Preferred shares (note 7)............................   2,000,000       --
Shareholders' equity:
  Share capital (note 8).............................   7,265,080         1
  Deficit............................................  (1,961,924)      --
                                                      -----------      ----
                                                        5,303,156         1
Commitments (note 12)
Subsequent events (notes 8(b), 8(c) and 13)
                                                      -----------      ----
                                                      $10,595,957      $  1
                                                      ===========      ====

          See accompanying notes to consolidated financial statements.

  On behalf of the Board:

____________________________ Director

____________________________ Director

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)

                     SIX MONTH PERIOD ENDED MARCH 31, 1996

Revenue............................................................. $  507,666
Cost of sales.......................................................    648,399
                                                                     ----------
Gross margin........................................................   (140,733)
Expenses:
  General and administration........................................    631,275
  Depreciation and amortization.....................................    305,566
  Sales and marketing...............................................    502,936
  Research and development..........................................    505,487
                                                                     ----------
                                                                      1,945,264
Loss before other income............................................  2,085,997
Other income........................................................    124,073
                                                                     ----------
Loss for the period, being deficit at end of period................. $1,961,924
                                                                     ==========
Loss per share (note 8(d)).......................................... $     0.16
                                                                     ==========


          See accompanying notes to consolidated financial statements.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                        (EXPRESSED IN CANADIAN DOLLARS)

                     SIX MONTH PERIOD ENDED MARCH 31, 1996

Cash provided by (used in):
Operations:
  Loss for the period............................................. $(1,961,924)
  Items not involving cash:
    Depreciation and amortization.................................     528,469
  Changes in non-cash operating working capital
    Increase in:
      Accounts receivable.........................................    (261,885)
      GST receivable..............................................    (201,487)
      Inventories.................................................    (129,260)
      Prepaids....................................................     (62,655)
      Accounts payable and accrued liabilities....................   2,074,757
                                                                   -----------
                                                                       (13,985)
Financing:
  Increase in payable to related party............................   1,218,044
  Issue of common shares..........................................   7,265,079
  Issue of preferred shares.......................................   2,000,000
                                                                   -----------
                                                                    10,483,123
Investments:
  Purchase of capital assets......................................  (5,235,255)
  Purchase of intellectual property...............................  (2,000,001)
  Issue of promissory note........................................     (30,000)
  Payment of promissory note......................................       5,312
                                                                   -----------
                                                                    (7,259,944)
Increase in cash and cash equivalents.............................   3,209,194
Cash and cash equivalents, beginning of period....................           1
                                                                   -----------
Cash and cash equivalents, end of period.......................... $ 3,209,195
                                                                   ===========

          See accompanying notes to consolidated financial statements.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

  SIX MONTH PERIOD ENDED MARCH 31, 1996 AND THE PERIOD FROM INCORPORATION ON
                    NOVEMBER 24, 1994 TO SEPTEMBER 30, 1995

  Digital Courier International Corporation ("DCC") was incorporated under the Business Corporations Act (Alberta) on November 30, 1993 and acquired a business on November 15, 1995, as described in note 2.

1. SIGNIFICANT ACCOUNTING POLICIES:

 (a) Basis of presentation:

  These financial statements have been prepared in accordance with accounting principles and practices generally accepted in Canada which, except as disclosed in note 11, are also in accordance with those in the United States.

  The consolidated financial statements as at and for the six month period ended March 31, 1996, include the accounts of DCC and its wholly-owned subsidiary Digital Courier International Inc. ("DCI") (together the "Company"). All intercompany accounts and transactions have been eliminated.

  Effective November 15, 1995, DCC completed the acquisition of 100% of the outstanding Common Shares of DCI. As the former shareholders of DCI obtained control of DCC through the exchange of their shares of DCI, the acquisition of DCI has been accounted for as a reverse takeover. Consequently, the consolidated statements of operations and deficit and changes in financial position reflect the results of operations and changes in financial position of DCI, the legal subsidiary, combined with those of DCC the legal parent, for the period from November 16, 1995 to March 31, 1996, in accordance with generally accepted accounting principles for reverse takeovers. DCI is considered the continuing entity and consequently, the comparative figures are those of DCI.

 (b) Cash and cash equivalents:

  Cash and cash equivalents include short-term investments with a maturity of ninety days or less at the time of issue.

 (c) Intellectual property:

  Intellectual property is stated at cost and is amortized on a straight line basis over the estimated useful life of the property being three years.

 (d) Capital assets:

  Capital assets are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets as follows, commencing November 15, 1995:

   Office equipment..................................................   3 years
   Computer equipment................................................   3 years
   Network costs.....................................................   3 years
   Leasehold improvements............................................ 21 months

 (e) Inventories:

  Raw materials inventories are stated at the lower of cost, on a first in, first out basis, or replacement cost.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

 (f) Translation of foreign currencies:

  Revenue and expense items transacted in foreign currencies are reflected in Canadian dollars at the rates prevailing at the time of the transaction. Accounts payable and receivable in foreign currencies are reflected in the financial statements in equivalent Canadian dollars at the rate of exchange prevailing at the balance sheet date. Currency gains and losses are included in loss for the period.

 (g) Product development expenditures:

  Development costs are charged against income in the year of expenditure unless a development project meets the criteria under generally accepted accounting principles for deferral and amortization. Amortization will be provided on a straight-line basis over three years. The Company has expensed all development costs to March 31, 1996.

  All other expenditures for research, development and improvement of new and existing products and services are expensed as incurred.

 (h) Loss per share:

  Loss per share has been calculated using the weighted average number of Common Shares outstanding during the period and reflecting the three for one consolidation of shares as at November 15, 1995 that occurred on May 2, 1996. Fully diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

2. BUSINESS COMBINATION:

  Effective November 15, 1995, DCC acquired all of the outstanding shares of DCI. DCC issued 31,939,595 pre-consolidation Common Shares in consideration for all of the issued and outstanding Common Shares of DCI on the basis of three Common Shares of DCC for each Common Share of DCI.

  The acquisition has been recorded at the estimated fair value of the consideration given which, under reverse takeover accounting, is the fair value of the total number of shares of DCI that would have had to be issued in order to provide the same percentage of ownership of the combined company to the shareholders of DCC as they have in the combined company as a result of the reverse takeover.

  The acquisition details are as follows:

   Net assets acquired, at fair values:
     Cash..........................................  $452,295
     Working capital deficiency....................   (33,769)
     Other assets..................................     1,552
                                                     --------
                                                     $420,078
                                                     --------
   Consideration given for net assets acquired
    Common Shares issued...........................  $420,078
                                                     ========


  As the continuing entity is deemed to be DCI, share capital of DCC totalling $485,000 has been eliminated as a result of accounting for this combination as a reverse takeover.

  The consolidated statements of operations and deficit and changes in financial position reflect the results of operations and changes in financial position of DCC, the legal parent, for the period from November 16, 1995 to March 31, 1996 and for DCI the six month period ended March 31, 1996.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

  Under reverse takeover accounting principles and the purchase method of accounting, the results of operations of DCC are included in the consolidated financial statements of the Company only from the effective date of the acquisition. The results of operations and changes in financial position of DCC for the period from October 1, 1995, being the date following the most recent audited balance sheet of DCC, to November 15, 1995, being immediately prior to the effective date of the combination, are not material and have not been presented.

  As DCI is considered the continuing entity and commenced operations on November 15, 1995, there are no comparative statements of operations and changes in financial position.

3. BUSINESS ACQUISITION:

  Effective November 15, 1995, DCI purchased certain business assets and assumed certain liabilities of MPR Teltech Ltd. ("MPR").

   Assets acquired, at carrying amounts to MPR:
     Cash.......................................................... $       250
     Accounts receivable...........................................      94,318
     Capital assets................................................   1,274,188
     Intellectual property (note 5)................................   2,000,001
                                                                    -----------
                                                                      3,368,757
   Assumption of current liabilities...............................    (151,177)
                                                                    -----------
     Net assets acquired........................................... $ 3,217,580
                                                                    ===========
   Consideration paid:
     Assumption of payable to related party (note 6)............... $   117,579
     Issuance of Preferred Shares (note 7).........................   2,000,000
     Issuance of Common Shares (note 8)............................   4,438,577
     Related party transaction adjustment (note 5).................  (3,338,576)
                                                                    -----------
                                                                    $ 3,217,580
                                                                    ===========

  The exchange of the Common Shares for the assets is a non-monetary transaction between related parties that does not result in the culmination of the earnings process. Therefore, the assets are recorded in the Company at their carrying amount to MPR. MPR had previously expensed all but $2,000,000 of the research costs relating to development of the intellectual property. The related party transaction adjustment reduces the assigned value of the technology acquired and the consideration paid to the carrying amount of the intellectual property acquired.

4. CAPITAL ASSETS:

                                                        ACCUMULATED   NET BOOK
                                                COST    DEPRECIATION   VALUE
                                             ---------- ------------ ----------
Office equipment............................ $    5,717   $  2,618   $    3,099
Computer equipment..........................  4,854,539    223,351    4,631,188
Network costs...............................    200,000     15,000      185,000
Leasehold improvements......................    175,000     37,500      137,500
                                             ----------   --------   ----------
                                             $5,235,256   $278,469   $4,956,787
                                             ==========   ========   ==========

                   DIGITAL COURIER INTERNATIONAL CORPORATION

  Computer equipment includes $1,293,876 of computers, parts and materials that have not been put in use at network sites and therefore have not been depreciated.

  Subsequent to March 31, 1996, the Company executed a sale and lease back arrangement relating to computer equipment (see note 13).

5. INTELLECTUAL PROPERTY:

  DCI acquired certain software and hardware designs, copyrights, trademarks, trade secrets, source code and third party licences from MPR. The intellectual property was assigned a value in the Technology Transfer and Licencing Agreement of $5,338,577 (the "Technology Transfer Fee"). The intellectual property and Common Shares were each reduced by $3,338,576 resulting in the Common Shares being valued at $1 and the intellectual property at $2,000,001.

   Intellectual property acquired.................................. $ 5,338,577
   Related party transaction adjustment (note 3)...................  (3,338,576)
                                                                    -----------
                                                                      2,000,001
   Less accumulated amortization...................................     250,001
                                                                    -----------
                                                                    $ 1,750,000
                                                                    ===========

6. RELATED PARTY BALANCES AND TRANSACTIONS:

  The amount payable to related party is for inventory and services acquired from MPR in the ordinary course of business.

  During the period, the Company acquired services of $671,000 and materials of $1,237,000 from MPR.

  DCI has agreed to provide certain technological support and assistance to MPR for a period of two years commencing November 15, 1995. The credit terms for these transactions are payment within 30 days of the receipt of the invoice and any balance that remains outstanding after 30 days will be subject to a finance charge of one per cent per month.

  In addition, DCI has granted to MPR and its parent company the perpetual, irrevocable, royalty free right to use, modify, and otherwise exploit the technology acquired by the Company from MPR for specified purposes.

  DCI acquired a business from MPR (note 3).

  During the period, the Company was charged consulting expenses of $91,000 by companies related by virtue of common directors.

7. PREFERRED SHARES:

 (a) Authorized:

  Unlimited Preferred Shares, no par value.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

 (b) Issued and outstanding:

  Series 1 non-voting, redeemable and retractable at $1 per share.

                                                          NUMBER
                                                         OF SHARES   AMOUNT
                                                         --------- ----------
   Issued and outstanding in exchange for intellectual
    property............................................ 2,000,000 $2,000,000
                                                         ========= ==========

 (c) Redemption and retraction rights:

  In the event of a liquidation or winding up of the Company, the holders of the Preferred Shares, Series 1 are entitled to payment of the paid-up amount, being $2,000,000, in advance of any amounts being paid to Common Shareholders.

  The Company must redeem a portion of the Preferred Shares, Series 1, 30 days following the end of each financial quarter that they remain outstanding. The aggregate redemption amount of the portion to be redeemed equals 50% of the Company's gross margin for the quarter, as defined in the preferred share agreement.

  The Company may at any time redeem any or all of the Preferred Shares for $1 per share in cash or, at the option of the shareholder, a number of Common Shares equal to one-half the preferred shares being redeemed and the remaining half in cash.

  The holders of the Preferred Shares, Series 1 may, at any time after November 15, 1998, demand by notice in writing that the Company redeem any or all of the shares for $1 per share. Payment of the retraction price would be made, solely at the option of the holder, by issuing one fully paid Common Share of the Company for each preferred share redeemed or by paying cash, in twelve equal monthly instalments.

8. SHARE CAPITAL:

 (a) Authorized:

  Unlimited Common Shares, no par value

                   DIGITAL COURIER INTERNATIONAL CORPORATION

 (b) Issued and outstanding:

  On May 2, 1996, the Company received approval to consolidate its Common Shares on the basis of three Common Shares outstanding before consolidation into one Common Share after consolidation resulting in the issued and outstanding shares being reduced from 37,037,880 to 12,345,960 shares.

  A continuity of the Company's share capital, commencing with DCI from incorporation on November 24, 1994, to November 15, 1995, being the effective date of the reverse takeover, and giving effect to the share consolidation is as follows:

                                                           NUMBER
                                                         OF SHARES    AMOUNT
                                                         ---------- ----------
DCI:
  Balance at November 24, 1994 and September 30, 1995...          1 $        1
  Issued for:
    Cash................................................  6,600,000  6,030,000
    Acquisition of business (note 3)....................  4,046,514  1,100,001
    Share issue costs...................................        --    (300,000)
                                                         ---------- ----------
  Balance at November 15, 1995 prior to the reverse
   takeover (note 2).................................... 10,646,515 $6,830,002
                                                         ========== ==========
  Shares of DCC exchanged for issued and outstanding
   shares of DCI (below)................................ 10,646,515 $      --
                                                         ========== ==========
DCC:
  Balance at November 30, 1993..........................        --  $      --
  Issued for cash.......................................    888,889    200,000
                                                         ---------- ----------
  Balance at September 30, 1994.........................    888,889    200,000
  Issued for cash.......................................    666,667    300,000
  Share issue costs.....................................        --     (30,000)
                                                         ---------- ----------
                                                          1,555,556    470,000
  Issued from October 1, 1995 to November 14, 1995 exer-
   cise of agent's options for cash.....................     33,333     15,000
                                                         ---------- ----------
                                                          1,588,889    485,000
  Adjustments to record combination (reverse takeover):
    Reduction in book value of DCC stated share capital
     to that of DCI.....................................        --     (64,922)
    Shares of DCC issued to acquire shares of DCI
     (above), recorded at fair value.................... 10,646,515  6,830,002
    Finder's fee........................................     77,223        --
                                                         ---------- ----------
  Balance at November 15, 1995 after business combina-
   tion................................................. 12,312,627  7,250,080
  Issued from November 16, 1995 to March 31, 1996:
    Exercise of agent's options for cash................     33,333     15,000
                                                         ---------- ----------
                                                         12,345,960 $7,265,080
                                                         ========== ==========

 (c) Share purchase options:

  The Company has a stock option plan for employees including officers and employee directors and consultants of the Company which provides for incentive options. The Board of Directors determines the option price at the date of grant but such option price cannot be less than the closing market value of the Common Shares on the date of grant. The options generally expire five years from the date of grant and are exercisable over the period stated in each option.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

  Share purchase options outstanding at March 31, 1996 after giving effect to the share consolidation described in note 8(b), are as follows.

                                                          PRICE          NUMBER
   VESTING DATE                      EXPIRY DATE        PER SHARE       OF SHARES
   ------------                     -------------       ---------       ---------
   March 6, 1996                    March 6, 2001         $1.25           341,816
   March 6, 1997                      May 6, 1999         $1.25           129,500
   March 6, 1997                    March 6, 2001         $1.25            20,500
   March 6, 1997                    March 6, 2001         $2.00           191,167
   March 6, 1997                    March 6, 2001         $3.00           191,167
   March 6, 1997                    March 6, 2001         $4.00            95,201
   March 6, 1997                    March 6, 2001         $4.00            95,201
   March 6, 1997                    March 6, 2001         $5.00           185,448
                                                                        ---------
   Total share purchase options                                         1,250,000
                                                                        =========

  In addition, the Company had issued in 1994, 155,555 after share consolidation, Director incentive stock options at $0.45 per share that would have expired on October 31, 1999. The options were exercised on April 10, 1996.

 (d) Loss per share:

  Loss per share has been calculated based on the weighted average number of shares outstanding after share consolidation being 12,317,006.

9. INCOME TAXES

  To March 31, 1996, the Company has non-capital losses for Canadian income tax purposes of approximately $1,700,000, which may be carried forward and utilized to reduce future taxable income. The potential income tax benefits related to these items have not been reflected in the accounts as there is no virtual certainty that the benefits will be realized.

10. SEGMENTED INFORMATION:

  All of the Company's activities are in one business segment, the operation of a two way digital delivery system to the radio broadcast market.

  Financial information by geographic segment is as follows:

                                               CANADA       U.S.       TOTAL
                                             ----------  ---------- -----------
March 31, 1996
  Revenues.................................. $  151,489  $  356,176 $   507,665
  Operating income..........................   (249,920)    109,187    (140,733)
  Unallocated costs:
    General and administrative..............                            631,275
    Depreciation and amortization...........                            305,566
    Sales and marketing.....................                            502,936
    Research and development................                            505,487
    Other income............................                           (124,073)
                                             ----------  ---------- -----------
Loss for the period.........................                        $ 1,961,924
                                             ==========  ========== ===========
Identifiable assets......................... $7,994,231  $2,601,726 $10,595,957
                                             ==========  ========== ===========

                   DIGITAL COURIER INTERNATIONAL CORPORATION

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

  As disclosed in note 1, these financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") which conform with those of the United States, except as described below.

 (a) Income taxes:

  Under the asset and liability method of United States Statement of Financial Accounting Standards No. 109 ("SFAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates for the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. There is no effect of adopting the provisions of SFAS 109 on the Company's financial statements as the recognition criteria for deferred tax assets has not been met.

 (b) Accounting for stock based compensation:

  In accordance with U.S. GAAP, under Accounting Principles Board 25 the Company is required to report the compensation component of incentive stock options issued to employees, management and directors where the exercise price of the option is less than the fair market value of the stock at the date of granting the stock option.

  The total stock based compensation expense to be recognized for the stock options granted on March 6, 1996 is approximately $6,115,000 based on a fair value of the Common Shares, at the date of grant. Compensation is amortized to income over the vesting period of the stock options. The compensation expense will be included in income as follows:

   Six months ended March 31, 1996.................................. $2,310,000
   Six months ended September 30, 1996..............................  1,270,000
                                                                     ----------
   Year ended September 30, 1996....................................  3,580,000
   Year ended September 30, 1997....................................  2,535,000
                                                                     ----------
                                                                     $6,115,000
                                                                     ==========

 (c) Weighted average number of shares:

  In accordance with Staff Accounting Bulletin No. 83, the weighted average number of shares as determined under Canadian GAAP has been increased, using the treasury stock approach, to determine the dilutive effect of Common Shares and stock options issued one year prior to and at a price below the estimated offering price.

  The weighted average number of shares used in the calculation of loss per share is 13,302,175.

 (d) Research and development:

  During the period, the Company acquired intellectual property with an assigned value of $2,000,000 from MPR that has been recorded at MPR's carrying amount. However, under SFAS No. 2, MPR would have been required to expense the research and development as incurred. Accordingly, MPR's carrying amount would be nil and the Company, under Staff Accounting Bulletin No. 48, would record the intellectual property at nil.

  As the Company has indicated its intention to repurchase the Preferred Shares with the proceeds from the public offering, the full value of the preferred shares is recorded as a liability at March 31, 1996 (note 13(c)).

  If the financial statements had been prepared in conformity with U.S. GAAP, the amortization and net loss for the period would decrease by $250,000, and deficit would increase by $1,750,000.

                   DIGITAL COURIER INTERNATIONAL CORPORATION

 (e) Summary of U.S. GAAP adjustments:

  The following table sets forth the effect on the loss for the period and loss per share:

  For the six month period ended March 31, 1996:

   Loss determined under Canadian GAAP.............................. $1,961,924
   Expense relating to stock based compensation.....................  2,310,000
   Reduction of amortization of intellectual property...............   (250,000)
                                                                     ----------
   Loss determined under U.S. GAAP.................................. $4,021,924
                                                                     ==========
   Loss per share (see note 11(c)).................................. $     0.30
                                                                     ==========

  The following table sets forth the effect on the balance sheet:

   Total assets determined under Canadian GAAP..................... $10,595,957
   Decrease in intellectual property...............................   1,750,000
                                                                    -----------
   Total assets determinated under U.S. GAAP....................... $ 8,845,957
                                                                    ===========
   Shareholders' equity determined under Canadian GAAP............. $ 5,303,156
   Additional paid in capital......................................   6,115,000
   Deferred compensation...........................................  (3,805,000)
                                                                    -----------
                                                                      7,613,156
   Increase in deficit under U.S. GAAP.............................  (4,060,000)
                                                                    -----------
   Shareholders' equity determined under U.S. GAAP.................   3,553,156
   Current liabilities.............................................   3,292,801
   Preferred Shares................................................   2,000,000
                                                                    -----------
   Liabilities and Shareholders' equity under U.S. GAAP............ $ 8,845,957
                                                                    ===========

12. COMMITMENTS:

 (a) Premises lease:

  The Company has assumed an operating lease for office premises from MPR commencing November 15, 1995. The lease has been amended and is effective until December 31, 1996. The basic rent is $102,476 per annum.

 (b) Lease credit facility:

  The Company has entered into an agreement dated November 15, 1995 to lease computer equipment with a combined value of up to $10 million for periods of 36 months. The obligation under the lease agreement is not to exceed $7 million. The monthly rental for the leases will be calculated by multiplying the net equipment cost by a factor derived from the lesser of (i) the lessor's cost of funds and profit margin, and (ii) a rate equal to the Royal Bank of Canada 3 Year All in Receiving Swap Rate plus 5%, compounded monthly. As of November 15, 1995 the Swap Rate is 6.98% and the corresponding factor is 0.03310.

  The Company intends to account for the leases as capital leases (see note 13
(a)).

                   DIGITAL COURIER INTERNATIONAL CORPORATION

13. SUBSEQUENT EVENTS:

 (a) Leases:

  Subsequent to March 31, 1996, the Company financed $2,944,000 of its capital assets by entering into a sale lease back arrangement. These assets were sold to the leasing company for a gain of $43,000. This amount will be amortized into income over the lease term. The assets will be depreciated over the lease term of three years (see note 12(b)).

  The future commitment for obligations under capital leases are estimated to be as follows:

   1997............................................................. $  973,149
   1998.............................................................  1,167,779
   1999.............................................................  1,167,779
   2000.............................................................    194,467
                                                                     ----------
                                                                      3,503,174
   Less interest at approximately 11%...............................    515,692
                                                                     ----------
                                                                     $2,987,482
                                                                     ==========

 (b) Issue of shares:

  On April 10, 1996, Directors' incentive stock options were exercised for 466,665 shares at $0.15.

 (c) Share repurchase:

  Subsequent to March 31, 1996 the Company repurchased an aggregate of 11,400 Common Shares from certain shareholders. All shares repurchased by the Company shall be cancelled.

 (d) Public offering:

  Subsequent to March 31, 1996, the Board of Directors approved the issuance of 4,500,000 Common Shares in a public offering in the U.S. and Canada pursuant to an underwriting agreement to be entered into between the Company and designated Underwriters.

  The Board of Directors also approved the redemption of the 2,000,000 Preferred Shares outstanding for $2,250,000 cash from the proceeds of the public offering.

                         KWIKSTAR COMMUNICATIONS LTD.

                               AUDITORS' REPORT

To the Directors of
Kwikstar Communications Ltd.:

  We have audited the balance sheets of Kwikstar Communications Ltd. as at September 30, 1995 and 1994, and the statements of operations, deficit, and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1995 and 1994, and the results of its operations and changes in its financial position for the years then ended in accordance with generally accepted accounting principles.

Nemeth Thody Anderson

Chartered Accountants
Vancouver, B.C.
November 15, 1995

                          KWIKSTAR COMMUNICATIONS LTD.

                                 BALANCE SHEET

                                                              SEPTEMBER 30,
                                                           --------------------
                                                             1995       1994
                                                           ---------  ---------
ASSETS
Current Assets
  Cash (Note 1(b))........................................ $ 452,295  $ 199,975
  Accounts receivable.....................................     2,808        --
                                                           ---------  ---------
                                                             455,103    199,975
Capital Assets (Notes 1(c) and 2).........................       527        --
Incorporation Costs.......................................     1,025      1,025
                                                           ---------  ---------
                                                             456,655    201,000
                                                           =========  =========
LIABILITIES
Current Liabilities
  Accounts payable and accrued liabilities................    51,577      1,000
                                                           ---------  ---------
SHAREHOLDERS' EQUITY
Share Capital (Note 3)....................................   470,000    200,000
Deficit...................................................   (64,922)       --
                                                           ---------  ---------
                                                             405,078    200,000
                                                           ---------  ---------
Subsequent event (Note 5).................................   456,655    201,000
                                                           =========  =========

  On behalf of the Board:

____________________________ Director

____________________________ Director



                          Refer to accompanying notes.

                          KWIKSTAR COMMUNICATIONS LTD.

                            STATEMENT OF OPERATIONS

                                                      YEAR ENDED  PERIOD ENDED
                                                     SEPTEMBER 30 SEPTEMBER 30
                                                         1995         1994
                                                     ------------ ------------
REVENUE
Interest............................................   $ 20,484      $ --
                                                       --------      -----
EXPENSES
Accounting and audit................................      5,915        --
Advertising and promotion...........................        781        --
Amortization........................................         59        --
Bank charges, interest and exchange.................         27        --
Consulting..........................................      5,000        --
Legal...............................................     23,405        --
Licenses, permits, dues and subscriptions...........         20        --
Management fees (Note 4)............................     36,000        --
Office expense, supplies and shareholder
 information........................................      2,445        --
Transfer agent......................................      3,316        --
Travel..............................................      5,728        --
Stock exchange......................................      2,710        --
                                                       --------      -----
                                                         85,406        --
                                                       --------      -----
Net loss for the year...............................     64,922        --
                                                       --------      -----
Loss per share......................................      .0158        --


                          Refer to accompanying notes.

                          KWIKSTAR COMMUNICATIONS LTD.

                              STATEMENT OF DEFICIT

                                                        YEAR ENDED  PERIOD ENDED
                                                       SEPTEMBER 30 SEPTEMBER 30
                                                           1995         1994
                                                       ------------ ------------
Deficit, beginning of year............................   $   --        $ --
  Net loss for the year...............................   (64,922)        --
                                                         -------       -----
Deficit, end of year..................................   (64,922)        --

                          KWIKSTAR COMMUNICATIONS LTD.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION

                                                       YEAR ENDED  PERIOD ENDED
                                                      SEPTEMBER 30 SEPTEMBER 30
                                                          1995         1994
                                                      ------------ ------------
Cash provided by (used in):
OPERATING ACTIVITIES
Net loss for the year...............................    $(64,922)    $   --
Item not involving cash: amortization...............          59         --
                                                        --------     -------
                                                         (64,863)        --
                                                        --------     -------
Cash provided by changes in non-cash working capital
 items
  Accounts receivable...............................      (2,808)        --
  Accounts payable..................................      50,577       1,000
                                                        --------     -------
                                                          47,769       1,000
                                                        --------     -------
                                                         (17,094)      1,000
                                                        --------     -------
FINANCING ACTIVITY
Share capital issued................................     270,000     200,000
                                                        --------     -------
INVESTING ACTIVITIES
Purchase of capital assets, net.....................        (586)        --
Incorporation costs.................................         --       (1,025)
                                                        --------     -------
                                                            (586)     (1,025)
                                                        --------     -------
INCREASE DURING THE YEAR............................     252,320     199,975
  Cash, beginning of year...........................     199,975         --
                                                        --------     -------
  CASH, END OF YEAR.................................     452,295     199,975
                                                        ========     =======


                          Refer to accompanying notes.

                         KWIKSTAR COMMUNICATIONS LTD.

      NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED SEPTEMBER 30, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

  To facilitate review of these financial statements, the significant accounting policies followed by the Company are summarized below:

  (a) Basis of presentation

  These financial statements have been prepared in accordance with accounting principles and practices generally accepted in Canada, which, are also in accordance, in all material respects, with those in the United States.

  (b) Cash

  Cash includes short-term investments with a maturity of ninety days or less at the time of issue.

 (c) Capital assets

  Capital assets are recorded at cost, including betterment and renewals subsequent to acquisition, less accumulated amortization. When assets are sold or abandoned, the recorded cost and related accumulated amortization are removed from the accounts and any gains or losses are included in the determination of net earnings. Repairs and maintenance are recorded as an expense as incurred.

  Amortization is calculated at the following rate per annum:

                       Equipment--20% declining balance

  Assets are amortized at one-half of the annual rate in the year of acquisition. No amortization is taken in the year of disposal.

 (d) Loss per share

  Loss per share are calculated using the weighted average number of shares outstanding during the year which amounted to 4,113,241 shares.

2. CAPITAL ASSETS

                                                      1995                1994
                                                  ACCUMULATED  NET BOOK NET BOOK
                                             COST AMORTIZATION  VALUE    VALUE
                                             ---- ------------ -------- --------
Equipment................................... $586     $59        $527      --
                                             ----     ---        ----     ----

3. SHARE CAPITAL

                                                                 1995    1994
                                                                ------- -------
Authorized
  Unlimited number of common shares without nominal or par
   value.......................................................
  Unlimited number of preferred shares without nominal or par value.......................................................
Issued
  4,666,666 Common shares (1994--2,666,666).................... 470,000 200,000
                                                                ------- -------

                         KWIKSTAR COMMUNICATIONS LTD.

                         NOTES TO FINANCIAL STATEMENTS

3. SHARE CAPITAL (CONT'D)

  (a) During the year, the Company issued 2,000,000 common shares at $0.15 for cash (net of agent's commission of $30,000). The previously issued 2,666,666 shares are held in escrow and release of these shares shall not occur without the written consent of the Chief of Securities Administration of the Alberta Securities Commission.

  (b) Options

                                                    EXERCISE
                                                    PRICE PER
DESCRIPTION                 SHARE TYPE NO OF SHARES   SHARE     EXPIRY DATE
- -----------                 ---------- ------------ --------- ----------------
Agent's option.............   Common     200,000      $0.15     August 4, 1996
Directors' Incentive Stock
 Options...................   Common     466,665      $0.15   October 31, 1999
                                         -------
                                         666,665
                                         -------

4. RELATED PARTY TRANSACTIONS

  Kwikstar has recorded management fees with a company sharing a common director.

5. SUBSEQUENT EVENT

  Effective November 15, 1995, the shareholders of Digital Courier International Inc. ("DCI") agreed to exchange 100% of their common and preferred shares for 31,939,545 common and 2,000,000 preferred shares of Kwikstar. As part of the transaction, Kwikstar will issue 232,000 common shares as a finders fee for the introduction of Kwikstar to DCI. Pursuant to Alberta Securities Commission Policy 4.11 and Alberta Stock Exchange Circular No. 7, the share exchange transaction will constitute a major transaction for Kwikstar and, as such, is subject to shareholder and regulatory approval.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   5
Risk Factors.............................................................   9
The Company..............................................................  18
Use of Proceeds..........................................................  18
Price Range and Trading Volume of Common Shares..........................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  28
Management...............................................................  38
Certain Transactions.....................................................  43
Principal and Selling Shareholders.......................................  45
Description of Share Capital.............................................  48
Shares Eligible for Future Sale..........................................  50
Certain Income Tax Considerations........................................  51
Governmental Regulation..................................................  55
Underwriting.............................................................  57
Legal Matters............................................................  59
Experts..................................................................  59
Index to Financial Statements............................................ F-1

                                ---------------

 UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               6,500,000 SHARES

                                    [LOGO]

                   DIGITAL COURIER INTERNATIONAL CORPORATION

                                 COMMON SHARES

                                ---------------

                                  PROSPECTUS

                                ---------------

                            OPPENHEIMER & CO., INC.

                             HANIFEN, IMHOFF INC.

                       CIBC WOOD GUNDY SECURITIES CORP.

                      RBC DOMINION SECURITIES CORPORATION

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      United States Securities and Exchange Commission registra-
       tion fee................................................... US$ 13,600
      Canadian Securities Exchange Commission Fee.................     11,925
      NASD filing fee.............................................      4,475
      Nasdaq National Market fee..................................     36,250
      Alberta Stock Exchange fee..................................      1,850
      Blue Sky fees and expenses (including legal fees)...........     15,000
      Printing and engraving expenses.............................    100,000
      Legal fees and expenses.....................................    300,000
      Accounting fees and expenses................................    100,000
      Transfer Agent and Registrar fees...........................      5,000
      Miscellaneous...............................................     61,900
                                                                   ----------
        Total..................................................... US$650,000
                                                                   ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Business Corporations Act (Alberta) the ("ABCA"), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

  In accordance with the ABCA, the By-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative actions or proceedings to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation of which the Registrant is or was a shareholder or creditor if he acted honestly and in good faith with a view to the best interests of the Registrant; and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

  The Registrant has entered into indemnity agreements with each of its current directors and certain of its officers to the maximum extent permitted by the ABCA.

  The form of Underwriting Agreement to be filed herewith as Exhibit 1.1 contains provisions by which the Underwriters agree to indemnify the Registrant, each person who controls the Registrant within the meaning of the Securities Act, and each officer and director of the Registrant, with respect to information furnished by the Underwriters for use in this Registration Statement.

  Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth below is information concerning sales made since inception of the Company of securities which were not registered under the Securities Act. Dollar amounts are expressed in Canadian currency. Shares amounts reflect the 1-for-3 reverse split of the Company's Common Shares effective May 2, 1996.

 2/08/94 Edward D. Ford                1 Common Share                $    0.225
 9/30/94 Eight investors, including    888,888 Common Shares         $  200,000
         Leonard Fowler and Edward D.
         Ford
 1/19/95 Public                        666,667 Common Shares         $  300,000
                                       issued pursuant to the IPO
                                       in Canada
 11/3/95 One investor                  33,333 Common Shares          $   33,333
                                       pursuant to the exercise on
                                       an option
 3/13/96 One investor                  33,333 Common Shares          $   33,333
                                       pursuant to the exercise on
                                       an option
 4/04/96 MPR Teltech Ltd., CIBC Wood   10,046,515 Common Shares      $9,026,700
         Gundy Capital (SFC) Inc. and  and 2,000,000 Preferred
         945 Investments Ltd.          Shares, Series 1 issued in
                                       connection with the
                                       acquisition of DCI
 4/04/96 Employees of DCI, held in     600,000 Common Shares         $  376,000
         trust by Ian Bardsley         issued pursuant to the
                                       Amended Performance
                                       Incentive Plan in
                                       connection with the
                                       acquisition of DCI
 4/04/96 E. Lynn Patterson             77,223 Common Shares issued   $   50,967
                                       as a finders fee in
                                       connection with the
                                       acquisition of DCI
 4/10/96 Three investors including     155,555 Common Shares         $   70,000
         Leonard Fowler and Edward D.  issued pursuant to the
         Ford                          exercise of options

  The foregoing securities were not offered or sold in transactions involving any public offering in the United States and, accordingly, were exempted from registration.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  A. EXHIBITS

    The following exhibits are attached hereto:

   EXHIBIT
   NUMBER  DESCRIPTION OF DOCUMENT
   ------- -----------------------
    1.1*   Form of Underwriting Agreement.
    3.1    Articles of Incorporation.
    3.2    Bylaws Number 1.
    4.1*   Form of Common Share Certificate.

   EXHIBIT
   NUMBER  DESCRIPTION OF DOCUMENT
   ------- -----------------------
     4.2   Escrow Agreement among Kwikstar, Montreal Trust and Donida
           Investments Ltd., Pacific Sea Treasures Ltd., Edward D. Ford,
           Leonard Fowler, Donald E. Snyder, David Sutherland, Rorie Vickery
           and John Wolfe dated October 31, 1994.
     4.3   Combined Automatic and Performance Escrow Agreement among Kwikstar,
           Montreal Trust, MPR and 945 dated April 1, 1996.
     4.4   Indemnity Sharing Agreement among MPR, DCI, CIBC Wood Gundy Capital,
           945 and Kwikstar dated November 15, 1995.
     4.5   Shareholders Agreement among MPR, CIBC Wood Gundy Capital, and 945 dated April 4, 1996.
     5.1   Opinion of Blake, Cassels & Graydon as to legality.
    10.1   Agency Agreement among the Company, Yorkton Securities, Inc. and
           Montreal Trust dated December 19, 1994.
    10.2   Master (Equipment) Lease Agreement between TLC, Kwikstar, and DCI dated September 8, 1995.
    10.3   Partial Assignment of Lease and Lease Amending Agreement, each among
           2725321 Canada Inc., MPR, and DCI dated November 8, 1995.
    10.4   Technology Transfer and Licensing Agreement between DCI and MPR dated November 15, 1995.
    10.5   Asset Transfer Agreement between MPR and DCI dated November 15,
           1995.
    10.6   Subscription Agreements between DCI and each of CIBC Wood Gundy
           Capital and 945 dated November 15, 1995.
    10.7   Share Purchase Agreements between Kwikstar and each of CIBC Wood
           Gundy Capital, MPR, 945 and Ian Bardsley, as trustee of the Amended
           Performance Incentive Plan dated November 15, 1995.
    10.8   Support Services Agreement between MPR and DCI dated November 15,
           1995 and Amendment No. 1 dated May 1, 1996.
    10.9   Master Product Purchase Agreement between DCI and Sidus Systems,
           Inc. dated February 1, 1996.
    10.10  Finders' Fee Agreement between the Company and Altaco dated April 4,
           1996.
    10.11  Amended Performance Incentive Plan.
    10.12  1994 Incentive Stock Option Plan.
    10.13* 1996 Stock Option Plan.
    10.14* Form of Indemnity Agreement between the Company and its Officers and
           Directors.
    21.1   Subsidiaries of the Registrant.
    23.1   Consent of Blake, Cassels & Graydon (included in Exhibit 5.1).
    23.2   Consent of KPMG Peat Marwick Thorne, Independent Accountants.
    23.3   Consent of Nemeth Thody Anderson, Independent Accountants.
    24.1   Power of Attorney (included on Page II-5).

- --------
  * To be filed by amendment.

  B. FINANCIAL STATEMENT SCHEDULES

    None.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BURNABY, PROVINCE OF BRITISH COLUMBIA, CANADA, ON JUNE 28, 1996.

                                          Digital Courier International
                                           Corporation

                                                   /s/ E. Lynn Patterson
                                          By: _________________________________
                                                     E. LYNN PATTERSON
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                              POWERS OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Digital Courier International Corporation whose signature appears below constitutes and appoints E. Lynn Patterson, Edward D. Ford and L. C. Fowler, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462), and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES.

              SIGNATURE                        TITLE                 DATE

        /s/ E. Lynn Patterson          Chairman and Chief       June 28, 1996
- -------------------------------------   Executive Officer
          E. LYNN PATTERSON             (Principal
                                        Executive Officer)

         /s/ Edward D. Ford            Vice President,          June 28, 1996
- -------------------------------------   Finance, Chief
           EDWARD D. FORD               Financial Officer
                                        and Director
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

         /s/ Ian R. Bardsley           Director                 June 28, 1996
- -------------------------------------
           IAN R. BARDSLEY

              SIGNATURE                         TITLE                DATE

         /s/ Samuel L. Duboc            Director                June 28, 1996
- -------------------------------------
           SAMUEL L. DUBOC

         /s/ James W. Peters            Director                June 28, 1996
- -------------------------------------
           JAMES W. PETERS

                           AUTHORIZED REPRESENTATIVE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED CERTIFIES THAT IT IS THE DULY AUTHORIZED UNITED STATES REPRESENTATIVE OF DIGITAL COURIER INTERNATIONAL CORPORATION AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON BEHALF OF IT BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, CALIFORNIA JUNE 28, 1996.

                                          (Authorized U.S. Representative)
                                          Cooley Godward Castro Huddleson &
                                           Tatum

                                                   /s/ Gregory C. Smith
                                          By: _________________________________
                                            Name: Gregory C. Smith

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.
   3.1   Articles of Incorporation.
   3.2   Bylaws Number 1.
   4.1*  Form of Common Share Certificate.
   4.2   Escrow Agreement among Kwikstar, Montreal Trust and Donida Investments
         Ltd., Pacific Sea Treasures Ltd., Edward D. Ford, Leonard Fowler,
         Donald E. Snyder, David Sutherland, Rorie Vickery and John Wolfe dated
         October 31, 1994.
   4.3   Combined Automatic and Performance Escrow Agreement among Kwikstar,
         Montreal Trust, MPR and 945 dated April 1, 1996.
   4.4   Indemnity Sharing Agreement among MPR, DCI, CIBC Wood Gundy Capital,
         945 and the Company dated November 15, 1995.
   4.5   Shareholders Agreement among MPR, CIBC Wood Gundy Capital, and 945 dated April 4, 1996.
   5.1   Opinion of Blake, Cassels & Graydon as to legality.
  10.1   Agency Agreement among the Company, Yorkton Securities, Inc. and
         Montreal Trust dated December 19, 1994.
  10.2   Master (Equipment) Lease Agreement between TLC, Kwikstar, and DCI dated September 8, 1995.
  10.3   Partial Assignment of Lease and Lease Amending Agreement, each among
         2725321 Canada Inc., MPR, and DCI dated November 8, 1995.
  10.4   Technology Transfer and Licensing Agreement between DCI and MPR dated
         November 15, 1995.
  10.5   Asset Transfer Agreement between MPR and DCI dated November 15, 1995.
  10.6   Subscription Agreements between DCI and each of CIBC Wood Gundy
         Capital and 945 dated November 15, 1995.
  10.7   Share Purchase Agreements between DCI and each of CIBC Wood Gundy
         Capital, MPR, 945 and Ian Bardsley, as trustee of the Amended
         Performance Incentive Plan dated November 15, 1995.
  10.8   Support Services Agreement between MPR and DCI dated November 15, 1995 and Amendment No. 1 dated May 1, 1996.
  10.9   Master Product Purchase Agreement between DCI and Sidus Systems, Inc.
         dated February 1, 1996.
  10.10  Finders' Fee Agreement between the Company and Altaco dated April 4,
         1996.
  10.11  Amended Performance Incentive Plan.
  10.12  1994 Incentive Stock Option Plan.
  10.13* 1996 Stock Option Plan.
  10.14* Form of Indemnity Agreement between the Company and its Officers and
         Directors.
  21.1   Subsidiary of the Registrant.
  23.1   Consent of Blake, Cassels & Graydon (included in Exhibit 5.1).
  23.2   Consent of KPMG Peat Marwick Thorne, Independent Accountants.
  23.3   Consent of Nemeth Thody Anderson, Independent Accountants.
  24.1   Power of Attorney (included on Page II-5).

- --------
* To be filed by amendment.